Exhibit 99.1

SUNGARD

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Page Number
Audited Consolidated Financial Statements of SunGard
Management’s Report on Internal Control over Financial Reporting	2
Report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	3
Consolidated Balance Sheets at December 31, 2013 and 2014	4
Consolidated Statements of Income (Loss) for the years ended December 31, 2012, 2013 and 2014	5
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2012, 2013 and 2014	6
Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2013 and 2014	7
Consolidated Statement of Changes in Equity for the years ended December 31, 2012, 2013 and 2014	8
Notes to Consolidated Financial Statements	10

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of SunGard’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

Management conducted an assessment of the Companies’ internal control over financial reporting as of December 31, 2014 based on the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (2013). Based on the assessment, management concluded that, as of December 31, 2014, the Company’s internal control over financial reporting is effective.

The effectiveness of the Companies’ internal control over financial reporting as of December 31, 2014 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report with respect to the Company which appears herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SunGard

(formerly known as SunGard Capital Corp.):

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), comprehensive income (loss), of changes in equity and of cash flows present fairly, in all material respects, the financial position of SunGard, formerly known as SunGard Capital Corp., and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 25, 2015

SunGard

Consolidated Balance Sheets

(In millions except share and per-share amounts)

	December 31, 2013	December 31, 2014
Assets
Current:
Cash and cash equivalents	$675	$447
Trade receivables, less allowance for doubtful accounts of $17 and $22	565	572
Earned but unbilled receivables	92	114
Prepaid expenses and other current assets	127	116
Assets of discontinued operations	2,516	—

Total current assets	3,975	1,249
Property and equipment, less accumulated depreciation of $376 and $414	152	152
Software products, less accumulated amortization of $1,644 and $1,754	270	224
Customer base, less accumulated amortization of $486 and $531	421	360
Other assets, less accumulated amortization of $21 and $22	113	94
Trade name	1,019	672
Goodwill	3,828	3,760

Total Assets	$9,778	$6,511

Liabilities and Equity
Current:
Short-term and current portion of long-term debt	$290	$—
Accounts payable	8	21
Accrued compensation and benefits	245	227
Accrued interest expense	40	30
Other accrued expenses	129	131
Deferred revenue	589	589
Liabilities of discontinued operations	799	—

Total current liabilities	2,100	998
Long-term debt	6,094	4,669
Deferred and other income taxes	746	616
Other long-term liabilities	39	39

Total liabilities	8,979	6,322

Commitments and contingencies
Non-controlling interest in preferred stock of a subsidiary subject to a put option	42	37
Class L common stock subject to a put option	58	57
Class A common stock subject to a put option	4	3
Stockholders’ equity:
Class L common stock, convertible, par value $.001 per share; cumulative 13.5% per annum, compounded quarterly; aggregate liquidation preference of $7,040 million and $8,064 million; 50,000,000 shares authorized, 29,062,421 shares issued	—	—
Class A common stock, par value $.001 per share; 550,000,000 shares authorized, 261,565,118 shares issued	—	—
Capital in excess of par value	2,482	2,674
Treasury stock, 528,709 and 442,460 shares of Class L common stock; and 4,761,694 and 3,985,453 shares of Class A common stock	(47)	(38)
Accumulated deficit	(3,497)	(3,902)
Accumulated other comprehensive income (loss)	16	(132)

Total SunGard stockholders’ equity (deficit)	(1,046)	(1,398)
Non-controlling interest in preferred stock of a subsidiary	1,741	1,490

Total equity	695	92

Total Liabilities and Equity	$9,778	$6,511

The accompanying notes are an integral part of these consolidated financial statements.

SunGard

Consolidated Statements of Income (Loss)

(In millions)

	Year Ended December 31,
	2012	2013	2014
Revenue	$2,808	$2,761	$2,809
Costs and expenses:
Cost of sales and direct operating (excluding items described in Note 1)	1,082	1,045	1,098
Sales, marketing and administration	643	634	667
Product development and maintenance	422	392	376
Depreciation	96	104	107
Amortization of acquisition-related intangible assets	217	182	136
Trade name impairment charge	—	—	339

Total costs and expenses	2,460	2,357	2,723

Operating income	348	404	86
Other income (expense):
Interest income	1	1	1
Interest expense and amortization of deferred financing fees	(360)	(326)	(291)
Loss on extinguishment of debt	(82)	(6)	(61)
Other income (expense)	1	(2)	—

Other income (expense)	(440)	(333)	(351)

Income (loss) from continuing operations before income taxes	(92)	71	(265)
Benefit from (provision for) income taxes	49	(26)	57

Income (loss) from continuing operations	(43)	45	(208)
Income (loss) from discontinued operations, net of tax	(23)	17	(14)

Net income (loss)	(66)	62	(222)
Income attributable to the non-controlling interest	(251)	(169)	(174)

Net loss attributable to SunGard	$(317)	$(107)	$(396)

The accompanying notes are an integral part of these consolidated financial statements.

SunGard

Consolidated Statements of Comprehensive Income (Loss)

(In millions)

	Year Ended December 31,
	2012	2013	2014
Net income (loss)	$(66)	$62	$(222)
Other comprehensive income (loss):
Foreign currency translation, net	33	19	(65)
Unrealized gain (loss) on derivative instruments, net of tax	10	3	(5)
Other, net of tax	—	(3)	(3)

Other comprehensive income (loss), net of tax	43	19	(73)

Comprehensive income (loss)	(23)	81	(295)
Comprehensive income attributable to the non-controlling interest	(251)	(169)	(174)

Comprehensive loss attributable to SunGard	$(274)	$(88)	$(469)

The accompanying notes are an integral part of these consolidated financial statements.

SunGard

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2012	2013	2014
Cash flow from operations:
Net income (loss)	$(66)	$62	$(222)
Income (loss) from discontinued operations	(23)	17	(14)

Income (loss) from continuing operations	(43)	45	(208)
Reconciliation of income (loss) from continuing operations to cash flow from (used in) operations:
Depreciation and amortization	313	286	243
Trade name impairment charge	—	—	339
Deferred income tax provision (benefit)	(54)	(24)	(104)
Stock compensation expense	31	39	42
Amortization of deferred financing fees and debt discount	36	37	18
Loss on extinguishment of debt	82	6	61
Other noncash items	(1)	1	—
Changes in working capital:
Accounts receivable and other current assets	58	(3)	(57)
Accounts payable and accrued expenses	(11)	(5)	(18)
Accrued interest	(49)	(1)	(5)
Accrued income taxes	(52)	7	12
Deferred revenue	(23)	33	9

Cash flow from (used in) continuing operations	287	421	332
Cash flow from (used in) discontinued operations	(43)	324	33

Cash flow from (used in) operations	244	745	365

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(40)	(2)	(4)
Additions to property and equipment, and software	(75)	(70)	(81)
Additions to capitalized software	(22)	(41)	(62)
Other investing activities	1	1	—

Cash provided by (used in) continuing operations	(136)	(112)	(147)
Cash provided by (used in) discontinued operations	1,597	(146)	7

Cash provided by (used in) investment activities	1,461	(258)	(140)

Financing activities:
Cash received from borrowings, net of fees	1,715	2,171	(7)
Cash used to repay debt	(2,943)	(2,475)	(1,326)
Premium paid to retire debt	(48)	—	—
Dividends paid	(724)	(3)	(2)
Cash used to purchase treasury stock	(22)	(10)	(9)
Other financing activities	(14)	(7)	(11)

Cash provided by (used in) continuing operations	(2,036)	(324)	(1,355)
Cash provided by (used in) discontinued operations	(3)	(2)	887

Cash provided by (used in) financing activities	(2,039)	(326)	(468)

Effect of exchange rate changes on cash	7	(1)	(16)

Increase (decrease) in cash and cash equivalents	(327)	160	(259)
Beginning cash and cash equivalents includes cash of discontinued operations: 2012, $41; 2013, $11; 2014, $31	873	546	706

Ending cash and cash equivalents includes cash of discontinued operations: 2012, $11; 2013, $31; 2014, $-	$546	$706	$447

Supplemental information:
Interest paid	$444	$363	$302

Income taxes paid, net of refunds of $8 million, $21 million and $19 million, respectively	$482	$86	$43

Non-cash financing activities:
Distribution of net assets of SpinCo (see Note 1)	$—	$—	$227

Receipt of SpinCo Notes in connection with AS Split-Off (see Note 1)	$—	$—	$425

Exchange of SpinCo Notes for SunGard Notes (see Note 5)	$—	$—	$389

The accompanying notes are an integral part of these consolidated financial statements.

SunGard

Consolidated Statement of Changes in Equity

(In millions)

			Permanent Equity
								Treasury Stock
	Temporary Equity			Common Stock				Common Stock
	Subject to a put option			Number of Shares issued				Shares
	Class L	Class A	Non- controlling Interest	Class L	Class A	Par Value	Capital in Excess of Par Value	Class L	Class A	Par Value	Amount
Balances at December 31, 2011	$47	$6	$28	29	260	$—	$2,768	—	3	$—	$(39)
Net income (loss)	—	—	1	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—
Net unrealized gain on derivative instruments (net of tax expense of $2)	—	—	—	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	—	—	38	—	—	—	—
Dividends declared ($72.80 per preferred share)	—	—	(3)	—	—	—	(300)	—	—	—	—
Issuance of common and preferred stock	(1)	—	(1)	—	1	—	1	—	—	—	—
Purchase of treasury stock	(1)	—	—	—	—	—	(4)	1	2	—	(11)
Transfer intrinsic value of vested restricted stock units to temporary equity	18	1	10	—	—	—	(30)	—	—	—	—
Cancellation of put options due to employee terminations	(18)	(2)	(9)	—	—	—	24	—	—	—	—
Other	—	—	—	—	—	—	(14)	—	—	—	—

Balances at December 31, 2012	45	5	26	29	261	—	2,483	1	5	—	(50)
Net income (loss)	—	—	2	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—
Net unrealized gain on derivative instruments (net of tax expense of $3)	—	—	—	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	—	—	46	—	—	—	—
Issue common and preferred stock	—	—	—	—	1	—	(9)	—	—	—	9
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	(6)
Transfer intrinsic value of vested restricted stock units to temporary equity	23	1	17	—	—	—	(41)	—	—	—	—
Cancellation of put options due to employee terminations	(10)	(2)	(3)	—	—	—	12	—	—	—	—
Other	—	—	—	—	—	—	(9)	—	—	—	—

Balances at December 31, 2013	58	4	42	29	262	—	2,482	1	5	—	(47)
Net income (loss)	—	—	1	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—
Net unrealized gain on derivative instruments (net of tax benefit of $3)	—	—	—	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	—	—	44	—	—	—	—
Issue common and preferred stock	(1)	—	—	—	—	—	(12)	(1)	(1)	—	15
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	(6)
Impact of exchange of SpinCo common stock for preferred stock of a subsidiary	—	—	(1)	—	—	—	174	—	—	—	—
Impact of modification of SunGard Awards	3	—	(4)	—	—	—	—	—	—	—	—
Impact of modification of SpinCo Awards	(8)	—	(6)	—	—	—	13	—	—	—	—
Transfer intrinsic value of vested restricted stock units to temporary equity	20	—	13	—	—	—	(33)	—	—	—	—
Cancellation of put options due to employee terminations	(15)	(1)	(8)	—	—	—	18	—	—	—	—
Other	—	—	—	—	—	—	(12)	—	—	—	—

Balances at December 31, 2014	$57	$3	$37	29	262	$—	$2,674	—	4	$—	$(38)

The accompanying notes are an integral part of these consolidated financial statements

SunGard

Consolidated Statement of Changes in Equity (continued)

(In millions)

	Permanent Equity
		Accumulated Other Comprehensive Income (Loss)
	Retained Earnings (Accumulated Deficit)	Foreign Currency Translation	Net Unrealized Gain (Loss) on Derivative Instruments	Other	Non-controlling Interest	Total
Balances at December 31, 2011	$(3,346)	$(37)	$(9)	$—	$2,038	$1,375
Net income (loss)	(317)	—	—	—	251	(66)
Foreign currency translation	—	33	—	—	—	33
Net unrealized gain on derivative instruments (net of tax expense of $2)	—	—	10	—	—	10
Stock compensation expense	—	—	—	—	—	38
Dividends declared ($72.80 per preferred share)	272	—	—	—	(714)	(742)
Issuance of common and preferred stock	—	—	—	—	—	1
Purchase of treasury stock	—	—	—	—	(6)	(21)
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	—	—	(30)
Cancellation of put options due to employee terminations	—	—	—	—	6	30
Other	—	—	—	—	—	(14)

Balances at December 31, 2012	(3,391)	(4)	1	—	1,575	614
Net income (loss)	(107)	—	—	—	167	60
Foreign currency translation	—	19	—	—	—	19
Net unrealized gain on derivative instruments (net of tax expense of $3)	—	—	3	—	—	3
Stock compensation expense	—	—	—	—	—	46
Issue common and preferred stock	—	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	(4)	(10)
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	—	—	(41)
Cancellation of put options due to employee terminations	—	—	—	—	3	15
Other	1	—	—	(3)	—	(11)

Balances at December 31, 2013	(3,497)	15	4	(3)	1,741	695
Net income (loss)	(396)	—	—	—	173	(223)
Foreign currency translation	—	(65)	—	—	—	(65)
Net unrealized gain on derivative instruments (net of tax benefit of $3)	—	—	(5)	—	—	(5)
Stock compensation expense	—	—	—	—	—	44
Issue common and preferred stock	—	—	—	—	—	3
Purchase of treasury stock	—	—	—	—	(3)	(9)
Impact of exchange of SpinCo common stock for preferred stock of a subsidiary	(9)	(75)	—	—	(428)	(338)
Impact of modification of SunGard Awards	—	—	—	—	—	—
Impact of modification of SpinCo Awards	—	—	—	—	—	13
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	—	—	(33)
Cancellation of put options due to employee terminations	—	—	—	—	6	24
Other	—	—	—	(3)	1	(14)

Balances at December 31, 2014	$(3,902)	$(125)	$(1)	$(6)	$1,490	$92

The accompanying notes are an integral part of these consolidated financial statements.

SunGard

Notes to Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies:

SunGard (the “Company”), which was formerly named SunGard Capital Corp., is one of the world’s leading software and technology services companies and has two reportable segments: Financial Systems (“FS”) and Public Sector & Education (“PS&E”). The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

SunGard Data Systems Inc., a wholly owned subsidiary of SunGard, was acquired on August 11, 2005 in a leveraged buy-out (the “LBO”) by a consortium of private equity investment funds associated with Bain Capital Partners, The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake and TPG (collectively, the “Sponsors”). SunGard and certain other holding companies have no other operations beyond those of their ownership of SunGard Data Systems Inc.

On March 31, 2014, SunGard completed the split-off of its Availability Services (“AS”) business to its existing stockholders, including its private equity owners, on a tax-free and pro-rata basis. As part of that transaction, the assets and liabilities of the AS business were contributed to a new subsidiary, and then SunGard transferred all of its ownership interests in that subsidiary to Sungard Availability Services Capital, Inc. (“SpinCo”) in exchange for common stock of SpinCo, approximately $425 million of SpinCo senior notes (“SpinCo Notes”), and $1,005 million of net cash proceeds from the issuance of an AS term loan facility (“SpinCo Term Loan”). Immediately after these transactions, SunGard distributed the common stock of SpinCo through SunGard’s ownership chain ultimately to SunGard Capital Corp. II (SCCII), a subsidiary of SunGard, and then all stockholders of preferred stock of SCCII exchanged a portion of their shares of preferred stock for all of the shares of common stock of SpinCo on a pro-rata basis (together, with the transactions described above, the “AS Split-Off”). As a result, on March 31, 2014 the preferred stockholders of SCCII owned 100% of the common stock of SpinCo, a separate, independent company. The distribution of AS’ net assets in connection with the AS Split-Off was based on the recorded amount of the net assets and did not result in a gain or loss upon disposal in the consolidated financial statements.

The AS business and two small FS businesses that were sold on January 31, 2014 have been included in the Company’s financial results as discontinued operations for all periods presented.

Certain prior year amounts have been reclassified to conform to current presentation. Refer to Note 2 of the Notes to Consolidated Financial Statements for information regarding the reclassification of facilities and information technology-related expenses to more accurately present them within the functional expense categories for the years ended December 31, 2012 and 2013.

The Consolidated Statements of Income (Loss) for the years ended December 31, 2012 and 2013 have been revised to present stock compensation expense and developer time spent on customer billable professional services projects in the correct functional expense categories. Refer to Note 2 of Notes to Consolidated Financial statements for additional details.

The Consolidated Balance Sheet as of December 31, 2013 has been revised to correct an immaterial misclassification of certain income tax receivable balances. Total assets and total liabilities each decreased by $7 million at December 31, 2013.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make many estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. The Company evaluates its estimates and judgments on an ongoing basis and revises them when necessary. Actual results may differ from the original or revised estimates.

Revenue Recognition

The following criteria must be met in determining whether revenue may be recorded: (1) persuasive evidence of a contract exists; (2) software has been delivered and/or services have been provided; (3) the price is fixed or determinable; and (4) collection is reasonably assured.

Revenue is recorded as the software is delivered and/or services are provided based on the relative fair value of each element. Unbilled receivables are created when services are performed or software is delivered and revenue is recognized in advance of billings. Deferred revenue is created when billing occurs in advance of performing services or when all revenue recognition criteria have not been met.

We generate revenue from the following sources: (1) Software revenue, (2) SaaS and cloud revenue, and (3) Services revenue.

Software Revenue: Our Software revenue is comprised of traditional software license fees, maintenance and support fees, and fees from the resale of third-party software licenses. These software license fees include term licenses, perpetual licenses and rental fees. Term licenses generally have three to seven year terms and are generally billed upfront. For software licenses, revenue is recognized at the time the software is delivered assuming all revenue recognition criteria are met. Software rentals are generally offered under either annual or multi-year terms and are billed either monthly or annually in advance. Software rentals combine the license and maintenance services into a bundled element, and the fee is recognized ratably over the corresponding services period when the customer has the right to use the software product and receive maintenance and support services. Maintenance and support are generally offered under annual or multi-year terms and are billed either monthly or annually in advance. Our maintenance and support provides customers with periodic technology updates and interactive support related to our software. Maintenance and support revenue is recognized ratably over the stated term.

SaaS and Cloud Revenue: Our SaaS and cloud offerings are delivered from our private cloud and are generally offered with three to seven year terms. These offerings are billed monthly and allow customers to take advantage of SunGard’s deep domain expertise while avoiding the upfront cost of licensing and IT infrastructure. Our SaaS and cloud revenue includes monthly fees, which may include a fixed minimum fee and/or variable fees based on a measure of volume or activity, such as the number of accounts, transactions, users or the number of hours of service. Our SaaS and cloud revenue also includes revenue from our securities brokerage operations, which provide proprietary trading algorithms and a trade execution network. Revenue from our securities brokerage operations is recognized as transactions are processed in the case of our proprietary trading algorithms, on a fee sharing arrangement for fund processing activity through our trade execution network, and on a monthly subscription basis for connectivity to our trade execution network.

Services Revenue: Our services offerings help customers to install, optimize and integrate SunGard’s software into their computing environment. Provided all revenue recognition criteria have been met, for fixed-fee professional services contracts, revenue is recorded based upon proportional performance, measured by the actual number of hours incurred divided by the total estimated number of hours for the project. Changes in the estimated costs or hours to complete the contract, and losses, if any, are reflected in the period during which the change or loss becomes known. The Company also provides professional services on a time and materials basis, recognized monthly based upon hours incurred to date provided all revenue recognition criteria has been met. In all cases, contract milestones, project risk profile and refund provisions are taken into consideration. Services also includes SunGard’s BPaaS offerings which provide back-office processing services to our customers where the process is closely related to a SunGard application.

Revenue Recognition for Multiple-Element Software Arrangements

We enter into arrangements with customers that purchase more than one of our software-related products and/or services. Generally, these contracts are multiple-element arrangements since they usually include software products, professional services and ongoing software maintenance and support services. If the customer has possession of the software, or has the contractual right to take immediate possession of the software without significant penalty, software license fees are recognized upon the signing of the contract and delivery of the software if the license fee and fees for other elements within the arrangement are fixed or determinable, collection is probable, and there is sufficient vendor specific evidence of the fair value of each undelivered element.

With respect to multiple-element software arrangements, sufficient evidence of fair value is defined as vendor specific objective evidence (“VSOE”). VSOE of the fair value for each element within an arrangement is based on either historical stand-alone sales of the element to third parties or stated renewal rates within the contract. If evidence of the fair value of each of the elements does not exist, all revenue from the arrangement must be deferred until the earlier of when (1) such evidence does exist for each element, (2) all elements have been delivered, or (3) the evidence of fair value exists for the remaining undelivered elements. If there is no VSOE of the fair value of the delivered element (which is usually the software since the license is rarely if ever sold separately), but there is VSOE of the fair value of each of the undelivered elements (typically maintenance and professional services), then the residual method is used to determine the portion of the arrangement fee allocated to the delivered element. The revenue for each of the undelivered elements is set at the fair value of those elements using VSOE of the price paid when each of the undelivered elements is sold separately. The revenue remaining after allocation to the undelivered elements (i.e., the residual) is allocated to the delivered element.

When there are significant program modifications or customization, installation, systems integration or related services, professional services and license revenue are combined as a single element and recognized in accordance with contract accounting guidance using the proportional performance approach, measured in the manner described above.

When customer payments are extended beyond normal billing terms, license revenue is recorded as each installment becomes due, or at acceptance when there is significant acceptance, technology or service risk.

Revenue also is recorded over the longest service period in those instances where the software is bundled together with post-delivery services and there is not sufficient evidence of the fair value of each undelivered service element.

Our maintenance and support offerings entitle the customers to receive product upgrades and enhancements on a “when and if available” basis along with technical support, and revenue is recognized ratably over the term of the maintenance and support arrangement. VSOE supporting the fair value of maintenance and support is based on the stated (optional) renewal rates contained in the initial arrangement. VSOE for the maintenance element is dependent upon the software product and the annual maintenance fee is typically 18% to 20% of the software license fee. VSOE supporting the fair value of professional services is based on the standard daily rates charged when those services are sold separately, represented by a substantial portion of transactions falling within a reasonably tight pricing range.

In some software-related multiple-element arrangements, the maintenance or professional services rates are discounted. In these cases, a portion of the software license fee is deferred and recognized as the maintenance or professional services are performed based on VSOE of the services.

Revenue Recognition for Non-Software Multiple-Element Arrangements

We also enter into arrangements with customers that purchase more than one of our non-software related services. Non-software services include our SaaS and cloud offerings, professional services as well as business process outsourcing services. Each element within a non-software multiple-element arrangement is accounted for as a separate unit of accounting provided the delivered services have value to the customer on a standalone basis, and, for an arrangement that includes a general right of return relative to the delivered services, delivery or performance of the undelivered service is considered probable and is substantially controlled by the Company. Where the criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition. Deliverables included in a multiple-element arrangement are recognized as a separate element if the deliverable represents the culmination of a separate earnings process. The Company evaluates this based on the facts and circumstances of each customer arrangement. Any professional services determined to have standalone value are recognized as the services are delivered. Fees associated with professional services which do not have separate utility to the customer are deferred and amortized over the longer of the contract term or the expected customer relationship period of the on-going SaaS or cloud services.

Set-up fees charged to recover initial upfront costs do not meet the standalone value criteria and are deferred until the on-going service can be used as intended. The fees are then recognized as revenue ratably over the longer of the contract term or the expected customer relationship period. Direct costs incurred in connection with these set-up activities are deferred until revenue recognition commences, at which time they are amortized to costs of sales over the same period used for revenue recognition.

For non-software multiple-element arrangements, the Company allocates revenue to each element based on a selling price hierarchy at the arrangement inception. The selling price for each element is based upon the following selling price hierarchy: VSOE, then third-party evidence (“TPE”), then best estimated selling price (“BESP”). The total arrangement consideration is allocated to each separate unit of accounting for each of the non-software deliverables using the relative selling prices of each unit based on this hierarchy. The Company limits the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting of any specified performance conditions.

To determine the selling price in non-software multiple-element arrangements, the Company establishes VSOE of the selling price using the price charged for a deliverable when sold separately. Where VSOE does not exist, TPE is established by evaluating similar competitor products or services in standalone arrangements with similarly situated customers. If the Company is unable to determine the selling price because VSOE or TPE doesn’t exist, it determines BESP for the purposes of allocating the arrangement consideration. BESP can be determined by considering pricing practices, margin objectives, contractually stated prices, competitive/market conditions and geographies.

Revenue Recognition for Multiple-Element Arrangements with Software and Non-software Elements

In some circumstances, software and non-software deliverables are sold together. At the inception of the contract, each element included in the arrangement must first be evaluated to determine whether it should be classified as a software or non-software element. The relative selling price method is used to allocate the arrangement consideration between the software and non-software elements in total. This is done using the fair value hierarchy as described above. Once this initial allocation is complete, the consideration allocated to software elements will be further allocated based on VSOE of the selling price for each software element, or the residual method for delivered items lacking VSOE. For the non-software elements, consideration is further allocated based on the relative selling price of each element. The amount of revenue recognized for a delivered item is limited to the amount that is not contingent upon the delivery of additional items or meeting a specified performance condition.

We often enter into software license contracts that permit the customer to use a SunGard software product at the customer’s designated site or at the site of their choosing which can include third-party cloud environments as well as our private cloud. Careful review is required to determine if the software products being run in these cloud environments are considered software or non-software elements. If the customer has the contractual right to take immediate possession of the software without significant penalty the element would be categorized as software and can be bifurcated from the ongoing services.

Cost of Sales and Direct Operating Expenses

Cost of sales and direct operating expenses represents the cost of providing the Company’s software and services offerings to customers and excludes depreciation, amortization and the cost of maintenance.

Cash and Cash Equivalents

Cash and cash equivalents consist of investments that are readily convertible into cash and have original maturities of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company sells a significant portion of its products and services to the financial services industry and could be affected by the overall condition of that industry. The Company believes that any credit risk associated with accounts receivable is substantially mitigated by the relatively large number of customer accounts and reasonably short collection terms. Accounts receivable are stated at estimated net realizable value, which approximates fair value. By policy, the Company places its available cash and short-term investments with institutions of high credit-quality and limits the amount of credit exposure to any one issuer.

Foreign Currency Translation

The functional currency of each of the Company’s foreign operations is generally the local currency of the country in which the operation is located. All assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet date. Revenue and expenses are translated using average exchange rates during the period. Increases and decreases in net assets resulting from currency translation are reflected in stockholder’s equity as a component of accumulated other comprehensive income (loss).

Allowance for Doubtful Accounts Receivable

A reconciliation of the beginning and ending balance of the allowance for doubtful accounts receivable follows (in millions):

	Continuing operations	Discontinued operations	Total
Balance at December 31, 2013	$17	$6	$23
Additions charged to operations	5	2	7
Translation adjustments and other (1)	—	(8)	(8)

Balance at December 31, 2014	$22	$—	$22

(1)	Translation adjustments and other for discontinued operations includes $7 million that was removed as a result of the AS Split-Off in 2014.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets (three to eight years for equipment and ten to 40 years for buildings and improvements). Leasehold improvements are amortized ratably over their remaining lease term or useful life, if shorter. Depreciation and amortization of property and equipment in continuing operations was $62 million in 2012, $63 million in 2013 and $55 million in 2014.

Software Products

Software development costs are expensed as incurred and consist primarily of design and development costs of new products, and significant enhancements to existing products incurred before the establishment of technological feasibility. Costs incurred subsequent to technological feasibility of new and enhanced products, costs incurred to purchase or to create and implement internal-use software, and software obtained through business acquisitions are capitalized. Such costs are amortized over the estimated useful lives of the related products, using the straight-line method. For purchased and internally developed software, costs are generally amortized over three to five years. For software acquired in business acquisitions, costs are generally amortized over three to twelve years (average life is nine years).

Amortization of all software products in continuing operations were as follows for 2012, 2013 and 2014 (in millions):

	2012	2013	2014
Amortization of all acquired and purchased software products	$173	$141	$102
Amortization of all internally developed software products (included in depreciation)	11	19	27

Purchase Accounting and Intangible Assets

Purchase accounting requires that all assets and liabilities be recorded at fair value on the acquisition date, including identifiable intangible assets separate from goodwill. Identifiable intangible assets include customer base (which includes customer contracts and relationships), software, trade name and non-compete agreements. Goodwill represents the excess of cost over the fair value of net assets acquired.

The estimated fair values and useful lives of identifiable intangible assets are based on many factors, including estimates and assumptions of future operating performance and cash flows of the acquired business, the nature of the business acquired, the specific characteristics of the identified intangible assets, and our historical experience and that of the acquired business. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including product demand, market conditions, technological developments, economic conditions and competition. In connection with determination of fair values, the Company may engage independent appraisal firms to assist with the valuation of intangible and certain tangible assets acquired and certain assumed obligations.

Customer Base Intangible Assets

Customer base intangible assets represent customer contracts and relationships obtained as a result of the LBO and as part of businesses acquired since the LBO and are amortized using the straight-line method over their estimated useful lives, ranging from three to 18 years (average life is 15 years). Amortization of all customer base intangible assets in continuing operations totaled $63 million in 2012, $61 million in 2013 and $58 million in 2014.

Other Assets

Other assets consist primarily of deferred financing costs incurred in connection with the Company’s outstanding debt (see Note 5), noncompetition agreements and long-term accounts receivable. Deferred financing costs are amortized over the term of the related debt. Noncompetition agreements are amortized using the straight-line method over their stated terms, ranging from three to five years.

Impairment Reviews for Long-Lived Assets

The Company periodically reviews the carrying values and useful lives of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Factors that could indicate an impairment include significant underperformance of the asset as compared to historical or projected future operating results, or significant negative industry or economic trends. When the Company determines that the carrying value of an asset may not be recoverable, the related estimated future undiscounted cash flows expected to result from the use and eventual disposition of the asset are compared to the carrying value of the asset. If the sum of the estimated future undiscounted cash flows is less than the carrying amount, an impairment charge is recorded based on the difference between the carrying value of the asset and its fair value, which the Company estimates based on discounted expected future cash flows. In determining whether an asset is impaired, the Company makes assumptions regarding recoverability of costs, estimated future cash flows from the asset, intended use of the asset and other relevant factors. If these estimates or their related assumptions change, impairment charges for these assets may be required.

Future Amortization of Acquisition-Related Intangible Assets

Based on amounts recorded at December 31, 2014, total expected amortization of all acquisition-related intangible assets in each of the years ended December 31 follows (in millions):

2015	$84
2016	67
2017	59
2018	54
2019	46

Trade Name

The trade name intangible asset represents the value of the SunGard trade name and is an indefinite-lived asset not subject to amortization. The Company completes its annual trade name impairment test as of July 1 of each year and more frequently when negative conditions or triggering events arise.

Interim Impairment Test

The AS Split-Off triggered an interim impairment test of the carrying value of the SunGard trade name as of March 31, 2014 due to changes in how the trade name was to be used following the AS Split-Off. The Company utilized an income approach known as the relief-from-royalty method to determine the fair value of the SunGard trade name. Under this method, a royalty rate was applied to SunGard’s projected revenues to determine the annual cash savings attributable to ownership of the trade name. This amount was then tax-effected and discounted to present value to ultimately arrive at the estimated fair value of the trade name.

The Company developed certain assumptions and estimates related to the calculation of fair value of its trade name. The fair value assumptions and estimates primarily included projections of future revenues, a royalty rate, a tax rate, and a discount rate. The loss of projected AS revenues due to the AS Split-Off had a significant negative impact on the results of the trade name valuation. Based on the results of the impairment test, the fair value of the trade name was determined to be lower than its carrying value and resulted in a $339 million impairment of the trade name as of March 31, 2014.

In connection with the AS Split-Off, SunGard and AS agreed to a two-year royalty-free period for AS’ limited use of a derivative of the trade name, after which it will pay a pre-determined royalty rate based on its annual revenue for a specified number of years. As of March 31, 2014, SunGard transferred an $8 million “right- to-use” asset representing the value of AS’ limited right to use the “SUNGARD AVAILABILITY SERVICES” trade name during the royalty-free period.

Annual Impairment Test

As of July 1, 2014, the Company completed its annual impairment test and determined that the fair value of the trade name exceeded its carrying value, resulting in no further impairment of the trade name since the interim test performed as of March 31, 2014. From a sensitivity standpoint, a 50 basis point decrease in the assumed royalty rate would have resulted in an impairment of the trade name asset of approximately $123 million. A 50 basis point increase in the discount rate would result in an impairment of the trade name asset of approximately $24 million (100 basis point increase would result in an impairment of approximately $59 million). Furthermore, to the extent that additional businesses are sold, split-off or otherwise divested in the future, or revenues related to continuing operations decline, the revenue supporting the trade name will decline, which may result in further impairment charges.

The following table summarizes changes in the value of the trade name for the year ended December 31, 2014 (in millions):

Trade name, net
Balance at December 31, 2013	$1,019
Transfer limited “right to use” trade name asset to AS	(8)
Trade name impairment	(339)

Balance at December 31, 2014	$672

Goodwill

July 1, 2014 Annual Impairment Test

The Company performs a goodwill impairment test annually and more frequently when negative conditions or triggering events arise. The Company completes its annual goodwill impairment test as of July 1 for each of its reporting units. The Company has the option of performing an assessment of certain qualitative factors to determine if it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying value (referred to as a “step-zero” test) or proceeding directly to a quantitative analysis (referred to as a “step-one” test).

Since each of the reporting units had an estimated fair value in excess of 20% of its respective carrying value as of the most recent step-one test, which was either as of July 1, 2012 or July 1, 2013, and no events were noted that would significantly decrease the fair value of the reporting unit, the Company elected to apply the qualitative assessment under the step-zero testing approach for all reporting units as of July 1, 2014. Based on the results of these tests, no step-one tests were determined to be necessary.

When performing a qualitative test, the Company assesses numerous factors to determine whether it is more likely than not that the fair value of the reporting units are less than their respective carrying values. Examples of qualitative factors that management assesses include the Company’s financial performance, market and competitive factors in the software and services industry, the amount of excess fair value over the carrying value of each reporting unit evident in prior years and other events specific to the Company’s reporting units.

Management considered factors that would impact the reporting unit fair values as estimated by the market and income approaches used in the last step-one test. Management reviewed current projections of cash flows and compared these current projections to the projections included in the most recent step-one test, and considered the fact that no new significant competitors entered the marketplace in the industry and that consumer demand for the industry’s products remains relatively constant, if not growing slightly. Also, economic factors over the past year (or two years in the case of units that were last tested quantitatively as of July 1, 2012) did not significantly affect the discount rates used for the valuation of these reporting units. Management concluded that events occurring since the last step one test did not have a significant impact on the fair value of each of these reporting units. Therefore, management determined that it was not necessary to perform a quantitative (step-one) goodwill impairment test for these reporting units as the fair value of each reporting unit appeared to exceed its respective carrying value.

July 1, 2013 Impairment Test

For the annual impairment test as of July 1, 2013, the Company chose to assess the qualitative factors of five of its reporting units and determined, for each of those five reporting units, a step-one test was not required. Management concluded that events occurring in 2013 did not have a significant impact on the fair value of each of these reporting units. Therefore, management determined that it was not necessary to perform a quantitative (step-one) goodwill impairment test for these reporting units. The Company performed a step-one test for the remaining six reporting units.

In step one, the estimated fair value of each reporting unit is compared to its carrying value. The Company estimated the fair values of each reporting unit by a combination of (i) estimation of the discounted cash flows of each of the reporting units based on projected earnings (the income approach) and (ii) a comparative analysis of revenue and EBITDA multiples of public companies in similar markets (the market approach). An equal weighting of the income approach and the market approach was used in the July 1, 2013 test. If there is a deficiency (the estimated fair value of a reporting unit is less than its carrying value), a step-two test is required. In step two, the amount of any goodwill impairment is measured by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of goodwill, with the resulting impairment reflected as a charge to operations. The implied fair value is determined in the same manner as the amount of goodwill recognized in a business combination.

Estimating the fair value of a reporting unit requires various assumptions including projections of future cash flows, perpetual growth rates and discount rates. The assumptions about future cash flows and growth rates are based on management’s assessment of a number of factors, including the reporting unit’s recent performance against budget, performance in the market that the reporting unit serves, as well as industry and general economic data from third-party sources. Discount rate assumptions reflect an assessment of the risk inherent in those future cash flows. Changes to the underlying businesses could affect the future cash flows, which in turn could affect the fair value of the reporting unit.

For the July 1, 2013 impairment test, the discount rates used were between 9% and 13.5% and the perpetual growth rates used were between 1.5% and 4%. Based on the results of the step-one tests, the Company determined that the fair values of each of the reporting units tested exceeded the respective carrying value and a step-two test was not required.

The Company determined that the excess of the estimated fair value over the carrying value of one of its reporting units, which is included in discontinued operations, was 9% of the carrying value as of the July 1, 2013 impairment test. This reporting unit’s goodwill balance at July 1, 2013 was $527 million. As mentioned above, the Company uses a combination of the income approach and market approach to determine the fair value of each reporting unit. Under the income approach, which is subject to variability based on the discount and perpetual growth rate assumptions used, a 50 basis point decrease in the perpetual growth rate or a 50 basis point increase in the discount rate would not have caused this reporting unit to fail the step-one test. A one hundred basis point decrease in the perpetual growth rate or a one hundred basis point increase in the discount rate would have caused this reporting unit to fail the step-one test and require a step-two analysis, and some or all of this goodwill could have been impaired. The other five reporting units for which the Company performed a step one test each had estimated fair values that exceeded the respective carrying value of the reporting unit by at least 25% as of the July 1, 2013 impairment test.

July 1, 2012 Annual Impairment Test

Based on the results of the July 1, 2012 step-one tests, the Company determined that the carrying value of the Availability Services North America (“AS NA”) reporting unit, which is included in discontinued operations, was in excess of its respective fair value and a step-two test was required. The primary driver for the decline in the fair value of the AS NA reporting unit compared to the prior year was the decline in the cash flow projections for AS NA when compared to those used in the 2011 goodwill impairment test as a result of a decline in the overall outlook of this reporting unit.

Prior to completing the step-two test, the Company first evaluated certain long-lived assets, primarily software, customer base and property and equipment, for impairment. In performing the impairment tests for long-lived assets, the Company estimated the undiscounted cash flows for the asset groups over the remaining useful lives of the reporting unit’s primary assets and compared that to the carrying value of the asset groups. There was no impairment of the long-lived assets.

In completing the step-two test to determine the implied fair value of goodwill and therefore the amount of impairment, management first determined the fair value of the tangible and intangible assets and liabilities. Based on the testing performed, the Company determined that the carrying value of goodwill exceeded its implied fair value and recorded a goodwill impairment charge of $385 million in discontinued operations.

For the July 1, 2012 impairment test, the discount rates used were between 10% and 12% and the perpetual growth rates used were between 3% and 4%.

The following table summarizes the 2012 goodwill impairment charge included in discontinued operations by reporting unit (in millions):

Segment	Reporting unit	Net goodwill balance before impairment	Impairment charge	Net goodwill balance after impairment
Availability Services	AS NA	$914	$(385)	$529

The following table summarizes changes in goodwill by segment for continuing operations (in millions):

	Cost			Accumulated impairment
	FS	PS&E	Subtotal	PS&E	Subtotal	Total
Balance at December 31, 2012	$3,485	$544	$4,029	$(217)	$(217)	$3,812
Adjustments related to the LBO and prior year acquisitions	(1)	—	(1)	—	—	(1)
Effect of foreign currency translation	17	—	17	—	—	17

Balance at December 31, 2013	3,501	544	4,045	(217)	(217)	3,828
Adjustments related to the LBO and prior year acquisitions	(2)	—	(2)	—	—	(2)
Effect of foreign currency translation	(66)	—	(66)	—	—	(66)

Balance at December 31, 2014	$3,433	$544	$3,977	$(217)	$(217)	$3,760

Other Long-Term Liabilities

Other long-term liabilities consist of straight-line rent expense accruals, asset retirement obligations for leased properties and a $17 million and $7 million dividend payable at December 31, 2013 and 2014, respectively (see Note 8).

Stock Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate service period. Fair value of restricted stock units (“RSUs”) with service-based or performance-based vesting is equal to the fair market value of the Company’s common and preferred stock at the time of grant. Fair value for stock options and share appreciation rights (“Appreciation Units”) with service-based or performance-based vesting is computed using the Black-Scholes pricing model. Fair value for Appreciation Units and RSUs with market-based vesting is computed using a Monte Carlo simulation. Determining the fair value of stock-based awards requires considerable judgment, including estimating the expected term of stock options, expected volatility of the Company’s stock price, the number of awards expected to be forfeited, and the expected performance of the Company’s stock price. In addition, for stock-based awards where vesting is dependent upon achieving certain operating performance goals, the Company estimates the likelihood of achieving the performance goals. Differences between actual results and these estimates could have a material effect on the consolidated financial results. A deferred income tax asset is recorded over the vesting period as stock compensation expense is recognized. The Company’s ability to use the deferred tax asset is ultimately based on the actual value of the stock option upon exercise or restricted stock unit or Appreciation Unit upon distribution. If the actual value is lower than the fair value determined on the date of grant, there could be an income tax expense for the portion of the deferred tax asset that cannot be used, which could have a material effect on the consolidated financial results.

Income Taxes

Income tax expense is based on income before income taxes, and is accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded when it is not more likely than not that a deferred tax asset will be realized. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Considerable judgment is required in assessing and estimating these amounts and the difference between the actual outcome of these future tax consequences and the estimates made could have a material impact on the consolidated results. To the extent that new information becomes available which causes the company to change its judgment regarding the adequacy of existing tax liabilities, such changes to tax liabilities will impact income tax expense in the period in which such determination is made. The Company records interest and penalties related to unrecognized tax benefits in income tax expense.

Recent Accounting Pronouncements

Recently Adopted

In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in Foreign Entity.” This

new guidance clarified that when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business, the parent should only release the related cumulative translation adjustment (“CTA”) into net income if the deconsolidation or derecognition results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets resided. The adoption of ASU 2013-05 on January 1, 2014 did not have an impact on the consolidated financial statements as the Company has historically accounted for the removal of CTA related to sales of non-U.S. entities consistent with this new guidance.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” to eliminate diversity in practice in the presentation of unrecognized tax benefits in those instances. This ASU requires that companies net their unrecognized tax benefits against all same jurisdiction deferred tax assets for net operating losses or tax credit carryforwards that would be used to settle the position with a tax authority to the extent such deferred tax assets are available. If this criteria does not apply or the tax law of the applicable jurisdiction does not require the entity to use and the entity does not intend to use the deferred tax assets for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The adoption of ASU 2013-11 on January 1, 2014 did not have a material impact on the consolidated financial statements.

Recently Issued

In April 2014, the FASB issued ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” that changes the criteria for reporting a discontinued operation. According to the new guidance, only disposals of a component that represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results is a discontinued operation. The new guidance also requires expanded disclosures about discontinued operations and disposals of a significant part of an entity that does not qualify for discontinued operations reporting. ASU 2014-08 is effective beginning January 1, 2015 with early adoption permitted, but only for disposals (or classifications as held for sale) that have not been reported in previously-issued financial statements. Once adopted, ASU 2014-08 will affect how the Company identifies and presents discontinued operations in the consolidated financial statements for future disposals.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. This new guidance establishes a five step process that companies must use in order to recognize revenue properly. Those five steps are: (i) identifying contract(s) with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations in the contract, and (v) recognizing revenue when (or as) the entity satisfies a performance obligation. The new ASU will affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. ASU 2014-09 will be effective for the Company starting in the first quarter of fiscal 2017. ASU 2014-09 allows for two methods of adoption: (a) “full retrospective” adoption, meaning the standard is applied to all periods presented, or (b) “modified retrospective” adoption, meaning the cumulative effect of applying ASU 2014-09 is recognized as an adjustment to the fiscal 2017 opening retained earnings balance. The Company is in the process of determining the adoption method as well as the effects the adoption of ASU 2014-09 will have on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements – Going Concern,” which establishes that in connection with the preparation of financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. ASU 2014-15 requires management to consider qualitative and quantitative information about conditions and events known and reasonably knowable at the date the financial statements are issued. ASU 2014-15 will be effective for the Company for the annual period ending after December 15, 2016 and interim periods beginning after December 15, 2016. The adoption of ASU 2014-15 is not expected to have a material impact on the Company’s consolidated financial statements.

2. Expense Classification:

Effective January 1, 2014, within the Consolidated Statements of Income (Loss), the Company changed its presentation of facilities and information technology-related expenses that are not directly associated with the delivery of its products and services. Formerly, the Company presented these expenses within sales, marketing and administration expense. The Company’s new method for presenting facilities and information technology-related expenses includes allocating these items to all of its functional areas, which the Company considers a better presentation as it more accurately reflects the actual cost of these functions. The presentation of prior year amounts in the consolidated financial statements has been reclassified to conform to the current year presentation.

Also, the Company revised its presentation of stock compensation expense. Formerly, the Company presented this expense entirely within sales, marketing and administration expense. The Company’s revised presentation allocates these costs to the appropriate functional areas. Further, the Company has revised its presentation of the costs for developer time spent on customer billable professional services projects. Formerly, the Company presented this expense within product development and maintenance expense. The Company’s revised presentation records these amounts to cost of sales and direct operating expense.

There was no impact on total reported costs and expenses for any period as a result of the changes. Management does not believe these revisions are material to the previously issued financial statements.

The impact within the functional areas, including the impact of the reclassification of AS to discontinued operations, is as follows for the years ended December 31, 2012 and 2013 as compared to the results included in the Consolidated Statements of Comprehensive Income (Loss) included in the 2013 Annual Report on Form 10-K (in millions):

	Year Ended December 31, 2013
	As reported	Impact of discontinued operations	Reclassification of IT and facilities costs	Revised presentation of stock compensation expense	Revised presentation of developer time spent on professional services projects	As presented in the statement of income (loss)
Cost of sales and direct operating (excluding depreciation)	$1,706	$(738)	$52	$5	$20	$1,045
Sales, marketing and administration	964	(223)	(98)	(10)	—	633
Product development and maintenance	366	(5)	46	5	(20)	392

Total functional expenses	$3,036	$(966)	$—	$—	$—	$2,070

	Year Ended December 31, 2012
	As reported	Impact of discontinued operations	Reclassification of IT and facilities costs	Revised presentation of stock compensation expense	Revised presentation of developer time spent on professional services projects	As presented in the statement of income (loss)
Cost of sales and direct operating (excluding depreciation)	$1,712	$(713)	$64	$4	$15	$1,082
Sales, marketing and administration	996	(223)	(122)	(8)	—	643
Product development and maintenance	380	(5)	58	4	(15)	422

Total functional expenses	$3,088	$(941)	$—	$—	$—	$2,147

3. Acquisitions and Discontinued Operations:

Acquisitions

SunGard is focused on generating organic growth from innovative products and services marketed on a global basis. The Company will selectively acquire businesses to help it achieve this goal by enhancing its products and services or extending its geographic reach.

During each of 2013 and 2014, the Company completed one acquisition in its FS segment. Cash paid, net of cash acquired, was $1 million and $4 million in 2013 and 2014, respectively (see Note 18). In addition, in 2013 the Company paid approximately $1 million related to deferred purchase price from a prior year acquisition.

During 2012, the Company completed two acquisitions in its FS segment. Cash paid, net of cash acquired, was $39 million. In addition, the Company paid approximately $1 million related to deferred purchase price from prior year acquisitions.

The acquisitions discussed above were not material to the Company’s operations, financial position or cash flows.

At December 31, 2014, contingent purchase price obligations that depend upon the operating performance of certain acquired businesses were $6 million, of which less than $1 million is included in other long-term liabilities.

Discontinued Operations

In January 2014, the Company completed the sale of two small businesses within the FS segment in exchange for €27 million paid at closing, €9 million to be paid within three years (“deferred purchase price”) and €2 million to be paid upon the successful assignment of certain customer contracts. The deferred purchase price is unconditional and is secured by a bank guarantee. On March 31, 2014, AS was split-off from SunGard (see Note 1). These businesses are included in our financial results as discontinued operations for all periods presented.

In January 2012, the Company sold its Higher Education business (“HE”) and in July 2012 the Company sold one FS subsidiary. A $571 million gain was recorded on the sales. As a result of the HE sale, in 2012, the Company paid approximately $400 million in income tax payments, which is presented within income taxes paid, net of refunds on the Consolidated Statements of Cash Flows.

The results for the discontinued operations for the years ended December 31, 2012, 2013 and 2014 were as follows (in millions):

	Year ended December 31,
	2012	2013	2014
Revenue	$1,509	$1,421	$338
Operating income (loss), excluding goodwill impairment	106	71	(25)
Goodwill impairment charge	(385)	—	—

Operating income (loss)	(279)	71	(25)
Interest expense, net	(68)	(73)	(18)
Other income (expense)	(1)	1	—
Gain on sale of business	571	—	22

Income (loss) before income taxes	223	(1)	(21)
Benefit from (provision for) income taxes	(246)	18	4

Income (loss) from discontinued operations	$(23)	$17	$(17)

An additional $3 million benefit from income taxes was recorded in 2014 in income (loss) from discontinued operations in the statement of comprehensive income for SunGard due to the deduction of certain previously capitalized costs for income tax purposes available as a result of the AS Split-Off.

Assets of discontinued operations and liabilities of discontinued operations consisted of the following at December 31, 2013 (in millions):

December 31, 2013
Cash and cash equivalents	$31
Trade receivables, net	227
Prepaid expenses and other current assets	70
Property and equipment, net	669
Software products, net	40
Customer base, net	734
Other	10
Goodwill	735

Assets of discontinued operations	$2,516

Accounts payable	$47
Accrued compensation and benefits	45
Other accrued expenses	78
Deferred revenue	260
Current portion of long-term debt	2
Long-term debt	5
Deferred income taxes	282
Other long-term liabilities	80

Liabilities of discontinued operations	$799

4. Property and Equipment:

Property and equipment consisted of the following (in millions):

	December 31, 2013	December 31, 2014
Computer and telecommunications equipment	$349	$374
Leasehold improvements	81	84
Office furniture and equipment	68	67
Buildings and improvements	21	26
Land	2	2
Construction in progress	7	13

Property and equipment – total cost	528	566
Accumulated depreciation	(376)	(414)

Property and equipment, net	$152	$152

5. Debt and Derivative Instruments:

Debt consisted of the following (in millions):

	December 31, 2013	December 31, 2014
Senior Secured Credit Facilities:
Secured revolving credit facility due March 8, 2018 (A)	$—	$—
Tranche A due February 28, 2014, effective interest rate of 1.92% (A)	7	—
Tranche C due February 28, 2017, effective interest rate of 4.41% and 4.44% (A)	427	400
Tranche D due January 31, 2020, effective interest rate of 4.50% (A)	713	—
Tranche E due March 8, 2020, effective interest rate of 4.10% and 4.31% (A)	2,183	1,918

Total Senior Secured Credit Facilities	3,330	2,318
Senior Secured Notes due 2014 at 4.875% (B)	250	—
Senior Notes due 2018 at 7.375% (C)	900	511
Senior Notes due 2020 at 7.625% (C)	700	700
Senior Subordinated Notes due 2019 at 6.625% (C)	1,000	1,000
Secured accounts receivable facility, at 3.67% and 3.16% (D)	200	140
Other, primarily foreign bank debt, acquisition purchase price and capital lease obligations	4	—

Total debt	$6,384	$4,669

Short-term borrowings and current portion of long-term debt	$290	$—
Long-term debt	6,094	4,669

Long-term debt	$6,384	$4,669

The Company was in compliance with all covenants at December 31, 2014. Below is a summary of SunGard’s debt instruments.

(A) Senior Secured Credit Facilities

SDS has a $600 million revolving credit facility, of which $592 million was available for borrowing after giving effect to $8 million of outstanding letters of credit as of December 31, 2014. In addition, there were $4 million of letters of credit outstanding at December 31, 2014 that did not impact availability under the revolving credit facility.

On March 2, 2012, SDS amended its Amended and Restated Credit Agreement dated as of August 11, 2005, as amended and restated from time to time (“Credit Agreement”) to, among other things, extend the maturity date of approximately $908 million in aggregate principal amount of tranche A and incremental term loans from February 28, 2014 to February 28, 2017 (“tranche C”), extend the maturity of the $880 million revolving credit facility commitments from May 11, 2013 to November 29, 2016, and amend certain covenants and other provisions, in order to, among other things, permit the potential spin-off of AS. The revolving credit facility commitments and tranche C each have springing maturity provisions which are described in the Credit Agreement. The interest rate on tranche C is LIBOR plus 3.75%.

On December 17, 2012, SDS amended its Credit Agreement to, among other things, allow for the issuance of a $720 million term loan (“tranche D”), permit incremental credit extensions under the restated credit agreement in an amount up to $750 million; and modify certain covenants and other provisions in order to, among other things, permit additional restricted payments to be made with the net proceeds of the tranche D term loan and available cash in an aggregate amount not to exceed $750 million. Tranche D had certain springing maturities, and the interest rate was LIBOR plus 3.5% with a 1% LIBOR floor.

On December 31, 2012, SDS voluntarily prepaid $48 million of its tranche A term loan and the entire outstanding incremental term loan balance of $169 million.

On March 8, 2013, SDS amended and restated its Credit Agreement to, among other things, (i) issue an additional term loan of $2,200 million (“tranche E”) maturing on March 8, 2020, the proceeds of which were used to (a) repay in full the $1,719 million tranche B term loan and (b) repay $481 million of the tranche C term loan; (ii) replace the $880 million of revolving commitments with $850 million of new revolving commitments, which will mature on March 8, 2018; and (iii) modify certain covenants and other provisions in order to, among other things (x) modify (and in the case of the term loan facility, remove) the financial maintenance covenants included therein and (y) permit SDS to direct the net cash proceeds of permitted dispositions otherwise requiring a prepayment of term loans to the prepayment of specific tranches of term loans at SDS’s sole discretion. The interest rate on tranche E is LIBOR plus 3% with a 1% LIBOR floor.

During 2013, SDS repaid $200 million of tranche A term loans, $50 million outstanding on the revolving portion of the accounts receivable facility, and made the quarterly amortization payments on tranche D and E which totaled approximately $24 million.

On February 7, 2014, SDS amended and restated its Credit Agreement to among other things (a) amend certain covenants and other provisions of the Credit Agreement in order to permit the AS Split-Off, including (i) the ability to effect the split-off without requiring an initial public offering, (ii) permitting AS to incur up to $1.5 billion of indebtedness in connection with the split-off, and (iii) SunGard’s total secured leverage ratio (less cash and cash equivalents in excess of $50 million), after giving pro forma effect to the split-off, to increase no more than 0.60x of Adjusted EBITDA at the time of the split-off; and (b) amend certain covenants and other provisions in order to, among other things (i) modify the financial maintenance covenant included therein, and (ii) permit SDS and its affiliates to repurchase term loans.

On February 28, 2014, SDS repaid at maturity the remaining $7 million Tranche A term loan under the Senior Secured Credit Facilities.

On March 31, 2014, SDS used net cash proceeds from the issuance of the SpinCo Term Loan to repay term loans (see mandatory prepayments below). Also, as a result of the AS Split-Off on March 31, 2014, SDS’s revolving credit facility decreased from $850 million to $600 million.

Borrowings under the Credit Agreement bear interest at a rate equal to an applicable margin plus, at SDS’s option, one of the following:

•	LIBOR based on the costs of funds for deposits in the currency of such borrowing for either 30, 60, 90 or 180 days, or

•	a base rate that is the higher of:

•	the prime rate of JPMorgan Chase Bank, N.A. and

•	the federal funds rate plus one-half of 1%.

The applicable margin for borrowings under the various Credit Agreement tranches may change subject to attaining certain leverage ratios. In addition to paying interest on outstanding principal under the Credit Agreement, SDS pays a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments. The commitment fee rate is currently 1.125% per annum and may change subject to attaining certain leverage ratios.

As of December 31, 2014, the applicable interest rates and the effective interest rates adjusted for swaps (if applicable) were as follows:

	Applicable interest rate	Effective rate adjusted for swaps
Revolving credit facility	3.67%	N/A
Tranche C	3.92%	4.44%
Tranche E	4.00%	4.31%

N/A: Not Applicable

All obligations under the Credit Agreement are fully and unconditionally guaranteed by SunGard Holdco LLC and by substantially all domestic, 100% owned subsidiaries, referred to, collectively, as Guarantors.

Mandatory Prepayments

The Credit Agreement requires SDS to prepay outstanding term loans, subject to certain exceptions, with 50% of annual excess cash flow (subject to attaining a certain leverage ratio) and proceeds from certain asset sales, casualty and condemnation events, other borrowings and certain financings under SDS’s secured accounts receivable facility. Any mandatory prepayment resulting from a permitted disposition or the AS Split-Off are applied pro rata to the lenders of specific tranches of term loans at SDS’s sole discretion. All other mandatory payments would be applied pro rata to the term loan lenders and to installments of the term loans in direct order of maturity. Pursuant to the terms of the Credit Agreement, SDS made the following mandatory prepayments:

•	In January 2012, SDS completed the sale of HE and used net cash proceeds (as defined in the Credit Agreement) of $1.22 billion to repay, on a pro-rata basis, $396 million, $689 million and $137 million of tranche A, tranche B and the incremental term loan, respectively. As a result of the prepayment, SDS incurred a loss on the extinguishment of debt of approximately $15 million; and

•	On March 31, 2014, SDS used the $1,005 million net cash proceeds from the issuance of the SpinCo Term Loan in connection with the AS Split-Off, to repay approximately $27 million of its tranche C term loan, $713 million of its tranche D term loan and $265 million of its tranche E term loan.

As a result of loan prepayments, SDS is no longer required to make quarterly principal payments on the tranche C or tranche E term loans.

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, SDS’s (and most or all of its subsidiaries’) ability to incur additional debt or issue preferred stock, pay dividends and distributions on or repurchase capital stock, create liens on assets, enter into sale and leaseback transactions, repay subordinated indebtedness, make investments, loans or advances, make capital expenditures, engage in certain transactions with affiliates, amend certain material agreements, change its lines of business, sell assets and engage in mergers or consolidations. In addition, under the revolving credit facility within the Credit Agreement, SDS may be required to satisfy the total leverage ratio covenant if there is an amount outstanding under the revolving credit facility (minus the lesser of (i) the amount of outstanding letters of credit issued under the Credit Agreement and (ii) $25 million) that is greater than or equal to 25% of the total revolving commitments available under the Credit Agreement. If applicable, the financial maintenance covenant allows a maximum total leverage ratio of 6.00x at the end of any quarter ending on or prior to December 31, 2015 and 5.75x thereafter.

SDS uses interest rate swap agreements to manage the amount of its floating rate debt in order to reduce its exposure to variable rate interest payments associated with the Credit Agreement. Each of these swap agreements is designated as a cash flow hedge. SDS pays a stream of fixed interest payments for the term of the swap, and in turn, receives variable interest payments based on LIBOR. At December 31, 2014, one-month LIBOR was 0.17% and three-month LIBOR was 0.26%. The net receipt or payment from the interest rate swap agreements is included in interest expense.

A summary of the Company’s interest rate swaps at December 31, 2014 follows:

Inception	Maturity	Notional Amount (in millions)	Interest rate paid	Interest rate received (LIBOR)
August-September 2012	February 2017	$400	0.69%	1-Month
June 2013	June 2019	100	1.86%	3-Month
September 2013	June 2019	100	2.26%	3-Month
February-March 2014	March 2020	300	2.27%	3-Month

Total / Weighted Average Interest Rate		$900	1.52%

The interest rate swaps are included at estimated fair value as an asset or a liability in the consolidated balance sheet based on a discounted cash flow model using applicable market swap rates and certain assumptions. For 2012 and 2013, the Company included unrealized after-tax gains of $2 million, $5 million respectively, and in 2014, the company had a $4 million unrealized after-tax loss in Other Comprehensive Income (Loss) related to the change in market value of the swaps. The market value of the swaps recorded in Other Comprehensive Income (Loss) may be recognized in the statement of operations if certain terms of the Credit Agreement change, are modified or if the loan is extinguished. The fair values of the swap agreements at December 31, 2013 are $4 million and are included in other assets. The fair values of the swap agreements at December 31, 2014 are $1 million and $5 million and are included in other assets and other accrued expenses, respectively. The effects of the interest rate swaps are reflected in the effective interest rate for the Credit Agreement loans in the components of the debt table above. The Company had no ineffectiveness related to its swap agreements as of December 31, 2014. The Company expects to reclassify in the next twelve months approximately $8 million from other comprehensive income (loss) into earnings related to the Company’s interest rate swaps based on the borrowing rates at December 31, 2014.

(B) Senior Secured Notes due 2014

On January 15, 2004, SDS issued $250 million of 4.875% senior unsecured notes due January 2014, which were subject to certain standard covenants. As a result of the LBO, these senior notes became collateralized on an equal and ratable basis with loans under the Credit Agreement and were guaranteed by all subsidiaries that guarantee the senior notes due 2018 and 2020 and senior subordinated notes due 2019. The Senior Secured Notes were fully repaid and retired in January 2014.

(C) Senior Notes due 2015, 2018 and 2020 and Senior Subordinated Notes due 2015 and 2019

In November 2010, SDS issued $900 million of 7.375% senior notes due 2018 (“SunGard 2018 Notes”) and $700 million of 7.625% of senior notes due 2020 (“SunGard 2020 Notes” and together with SunGard 2018 Notes “SunGard Senior Notes”). The proceeds, together with other cash, were used to retire the former $1.6 billion 9.125% senior notes that would have been due 2013. The SunGard Senior Notes (i) rank equally in right of payment to all existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the SunGard Senior Notes, (ii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, and (iii) are structurally subordinated to all obligations of each subsidiary that is not a guarantor of the SunGard Senior Notes. All obligations under the SunGard Senior Notes are fully and unconditionally guaranteed, subject to certain exceptions, by substantially all domestic, 100% owned subsidiaries of SunGard.

On April 2, 2012, SDS redeemed for $527 million plus accrued and unpaid interest to the redemption date, all of its outstanding $500 million 10.625% senior notes due 2015 (“2015 Notes”) under the Indenture dated as of September 29, 2008 among SDS, the guarantors named therein, and The Bank of New York Mellon, as trustee, as amended or supplemented from time to time. In conjunction with the redemption of the 2015 Notes, the Company incurred a $37 million loss on the extinguishment of debt which included a $27 million premium.

On November 1, 2012, SDS issued $1 billion aggregate principal amount of 6.625% senior subordinated notes due 2019 (“Senior Subordinated Notes”) and used a portion of the net proceeds from this offering to repurchase approximately $490 million of its $1 billion 10.25% senior subordinated notes due 2015 (“existing 10.25% senior subordinated notes”). On December 3, 2012, SDS redeemed the remaining existing 10.25% senior subordinated notes. As a result of this transaction, the Company incurred a $29 million loss on the extinguishment of debt which included a $21 million premium.

On March 31, 2014, SDS exchanged the SpinCo senior notes with an aggregate principal amount of approximately $425 million for an aggregate principal amount of approximately $389 million of existing SunGard 2018 Notes which were then retired. The retirement of the SunGard 2018 Notes resulted in a $36 million loss on extinguishment of debt during the three months ended March 31, 2014. In addition, SDS wrote-off approximately $25 million of capitalized deferred financing fees resulting from the repayment or retirement of debt during the three months ended March 31, 2014.

The Senior Subordinated Notes are unsecured senior subordinated obligations that are subordinated in right of payment to the existing and future senior debt, including the senior secured credit facilities, the SunGard 2018 Notes and the SunGard 2020 Notes. The Senior Subordinated Notes (i) rank equally in right of payment to all future senior subordinated debt, (ii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, (iii) are structurally subordinated to all obligations of each subsidiary that is not a guarantor of the Senior Subordinated Notes, and (iv) rank senior in right of payment to all future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes.

The SunGard Senior Notes and Senior Subordinated Notes are redeemable in whole or in part, at SDS’s option, at any time at varying redemption prices that generally include premiums, which are defined in the applicable indentures. In addition, upon a change of control, SDS is required to make an offer to redeem all of the SunGard Senior Notes and Senior Subordinated Notes at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.

The indentures governing the SunGard Senior Notes and Senior Subordinated Notes contain a number of covenants that restrict, subject to certain exceptions, SDS’s ability and the ability of its restricted subsidiaries to incur additional debt or issue certain preferred shares, pay dividends on or make other distributions in respect of its capital stock or make other restricted payments, make certain investments, enter into certain types of transactions with affiliates, create liens securing certain debt without securing the SunGard Senior Notes or Senior Subordinated Notes, as applicable, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and designate its subsidiaries as unrestricted subsidiaries.

(D) Secured Accounts Receivable Facility

SunGard AR Financing LLC’s (“SunGard ARF”) syndicated secured accounts receivable facility limit was $200 million at December 31, 2014, which consists of a term loan of $140 million and a revolving commitment of $60 million. Advances may be borrowed and repaid under the revolving commitment with no impact on the facility limit. The term loan commitment may be repaid at any time at SunGard ARF’s option, but will result in a permanent reduction in the facility limit. The interest rate is one-month LIBOR plus 3.5% and one-month LIBOR plus 3.0% at December 31, 2013 and 2014 respectively, which were 3.67% and 3.16 % at December 31, 2013 and 2014 respectively. At December 31, 2014, $140 million was drawn against the term loan commitment and no amount was outstanding under the revolving credit commitment. Also at December 31, 2014, $364 million of accounts receivable secured the borrowings under the receivables facility.

On January 31, 2014, SunGard ARF removed AS as a seller and, as a result, repaid $60 million of the term loan commitment. Before the removal of AS and the $60 million repayment of the term loan, the aggregate facility limit was $275 million, consisting of a $200 million term loan commitment and a $75 million revolving credit commitment.

On May 14, 2014 SunGard ARF amended and restated its secured accounts receivables facility in order to, among other things, (i) extend the maturity date of the receivables facility from December 19, 2017 to May 14, 2019; and (ii) reduce the applicable margin on the advances under the facility from 3.50% for LIBOR advances and 2.50% for base rate advances to 3.00% and 2.00%, respectively.

SunGard ARF is subject to a fee on the unused portion of 0.75% per annum. The receivables facility contains certain covenants and SunGard ARF is required to satisfy and maintain specified facility performance ratios, financial ratios and other financial condition tests.

Future Maturities

At December 31, 2014, the contractual future maturities of debt are as follows (in millions):

Contractual
2015	$—
2016	—
2017	400
2018	511
2019	1,140
Thereafter	2,618

Total	$4,669

6. Accumulated Other Comprehensive Income (Loss):

The following table summarizes the unrealized gains (losses) on derivative instruments including the impact of components reclassified into net income from accumulated other comprehensive income (loss) for the years ended December 31, 2012, 2013 and 2014 (in millions):

	Year Ended December 31,			Affected Line Item in the Statement of Comprehensive Income (Loss) for Components Reclassified from OCI
Other Comprehensive Income (Loss) Components	2012	2013	2014
Unrealized gain (loss) on derivative instruments identified as accounting hedges	$(1)	$—	$(15)
Loss (gain) on derivatives reclassified into income:
Interest rate contracts	10	6	7	Interest expense and amortization of deferred financing fees
Forward Currency Hedges	3	—	—	Cost of sales and direct operating

Total reclassified into income	13	6	7
Income tax benefit (expense)	(2)	(3)	3

Amounts reclassified from accumulated other comprehensive income, net of tax	11	3	10

Unrealized gain (loss) on derivative instruments, net of tax	$10	$3	$(5)

The following table provides a rollforward of the components of accumulated other comprehensive loss, net of tax, through December 31, 2014 as follows (in millions):

	Gains and Losses on Cash Flow Hedges	Currency Translation	Other	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2012	$1	$(4)	$—	$(3)
Other comprehensive income before reclassifications	—	19	(3)	16
Amounts reclassified from accumulated other comprehensive income net of tax	3	—	—	3

Net current-period other comprehensive income	3	19	(3)	19

Balance at December 31, 2013	4	15	(3)	16

Other comprehensive income before reclassifications	(15)	(65)	(3)	(83)
Amounts reclassified from accumulated other comprehensive income net of tax	10	—	—	10

Net current-period other comprehensive income	(5)	(65)	(3)	(73)
Impact from AS Split-Off	—	(75)	—	(75)

Balance at December 31, 2014	$(1)	$(125)	$(6)	$(132)

7. Fair Value Measurements:

Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Under this guidance, the Company is required to classify certain assets and liabilities based on the following fair value hierarchy:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date;

•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 – Unobservable inputs for the asset or liability.

The following table summarizes assets and liabilities measured at fair value on a recurring basis at December 31, 2014 (in millions):

		Fair Value Measures Using
	Balance Sheet Caption	Level 1	Level 2	Level 3	Total
Assets
Money market funds	Cash and cash equivalents	$106	$—	$—	$106
Interest rate swap agreements	Other assets	—	1	—	1
Currency forward contracts	Prepaid expenses and other current assets	—	3	—	3

Total		$106	$4	$—	$110

Liabilities
Interest rate swap agreements	Other accrued expenses	$—	$5	$—	$5
Currency forward contracts	Other accrued expenses	—	1	—	1

Total		$—	$6	$—	$6

The following table summarizes assets and liabilities measured at fair value on a recurring basis at December 31, 2013 (in millions):

		Fair Value Measures Using
	Balance Sheet Caption	Level 1	Level 2	Level 3	Total
Assets
Money market funds	Cash and cash equivalents	$407	$—	$—	$407
Interest rate swap agreements	Other assets	—	4	—	4
Currency forward contracts	Prepaid expenses and other current assets	—	2	—	2

Total		$407	$6	$—	$413

Money market funds are recognized and measured at fair value in the Company’s financial statements. Fair values of the interest rate swap agreements are calculated using a discounted cash flow model using observable applicable market swap rates and assumptions and are compared to market valuations obtained from brokers.

The Company uses currency forward contracts to manage its exposure to fluctuations in costs caused by variations in Indian Rupee (“INR”) exchange rates. These INR forward contacts are designated as cash flow hedges. The fair value of these currency forward contracts is determined using currency exchange market rates, obtained from reliable, independent, third-party banks, at the balance sheet date. This fair value of forward contracts is subject to changes in currency exchange rates. The Company has no ineffectiveness related to its use of currency forward contracts. The fair value of the INR forward contracts were an asset of $2 million and $3 million at December 31, 2013 and 2014, respectively. The Company expects to reclassify in the next twelve months approximately $2 million from other comprehensive income (loss) into earnings related to the Company’s INR forward contracts.

Certain assets and liabilities are measured on a non-recurring basis. During the first quarter of 2014, the trade name (a level 3 non-recurring fair value measure) was written down to a fair value of $672 million due to the recognition of a $339 million impairment charge, which was the result of the AS Split-Off (see Note 3). The fair value of the trade name is categorized as Level 3, a fair value measurement using significant unobservable inputs, and is estimated by discounted cash flows based on projected future revenues. This requires the use of various assumptions including projections of future cash flows, perpetual growth rates and discount rates. In 2012, goodwill (a level 3 non-recurring fair value measure) with a carrying value of $914 million was written down to a fair value of $529 million due to the recognition of a $385 million impairment loss, which is reflected in discontinued operations (see Note 1).

The fair value of goodwill is categorized in Level 3, fair value measurement using significant unobservable inputs, and is estimated by a combination of (i) discounted cash flows based on projected earnings in the future (the income approach) and (ii) a comparative analysis of revenue and EBITDA multiples of public companies in similar markets (the market approach). This requires the use of various assumptions including projections of future cash flows, perpetual growth rates and discount rates.

The following table summarizes assets and liabilities measured at fair value on a non-recurring basis at December 31, 2014 (in millions):

	Fair Value Measures Using
	Level 1	Level 2	Level 3
Assets
Trade name	$—	$—	$672

Fair Value of Financial Instruments

The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, to the extent the underlying liability will be settled in cash, approximate carrying values because of the short-term nature of these instruments. The derivative financial instruments are carried at fair value. The fair value of the Company’s floating rate and fixed rate long-term debt (Level 2) is determined using actual market quotes and benchmark yields received from independent vendors. The following table presents the carrying amount and estimated fair value of the Company’s debt, including current portion and excluding the interest rate swaps (in millions):

	December 31, 2013		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Floating rate debt	$3,530	$3,548	$2,458	$2,431
Fixed rate debt	2,862	3,024	2,211	2,286

8. Preferred Stock

Preferred stock of SCCII is classified as non-controlling interest in the equity section and temporary equity of the balance sheet of SunGard.

SCCII has preferred and common stock outstanding at December 31, 2013 and 2014. The preferred stock is non-voting and ranks senior in right of payment to the common stock. Each share of preferred stock has a liquidation preference of $100 (the initial Class P liquidation preference) plus an amount equal to the accrued and unpaid dividends accruing at a rate of 11.5% per year of the initial Class P liquidation preference ($100 per share), compounded quarterly. Holders of preferred stock are entitled to receive cumulative preferential dividends to the extent a dividend is declared by the Board of Directors of SCCII at a rate of 11.5% per year of the initial Class P liquidation preference ($100 per share) payable quarterly in arrears. The aggregate amount of cumulative but undeclared preferred stock dividends at December 31, 2013 and 2014 was $764 million and $744 million, respectively ($77.35 and $98.64 per share, respectively).

Preferred shares and stock awards which include preferred shares are held by certain members of management. In the case of termination resulting from disability or death, an employee or his/her estate may exercise a put option which would require the Company to repurchase vested shares at the current fair market value. Accordingly, these shares of preferred stock must be classified as temporary equity (between liabilities and stockholder’s equity) on the balance sheet.

In December 2012, SunGard borrowed $720 million (see Note 5) and used the net proceeds, along with available cash, to finance a preferred stock dividend of approximately $718 million, or $72.80 per preferred share (equivalent to $3.64 per pre-split Unit, as defined in Note 10). As a result of the dividend, under the terms of various equity award agreements and the SunGard and SCCII Dividend Rights Plan, SunGard was required to make dividend-equivalent cash payments of up to approximately $30 million to equity award holders. Of the $30 million, approximately $6 million was paid in December 2012 and the remaining balance will be paid over approximately five years, subject to vesting of the underlying equity awards. The total dividend and dividend-equivalents paid in 2012 was $724 million. In order to effect this transaction, SDS declared a dividend of approximately $747 million through holding companies ultimately to SCCII, which in turn declared a dividend of approximately $718 million to the holders of the preferred stock and a dividend of approximately $30 million, representing the amount of the dividend-equivalent cash payments, to SunGard as the sole holder of the common stock. Also as a result of the dividend, all outstanding options on Units, except for the options with an exercise price of $4.50 per Unit, were modified to reduce the exercise price by $3.64 per Unit. There was no incremental stock compensation expense as a result of the dividend. Approximately $3 million and $2 million of dividend-equivalents were paid in 2013 and 2014, respectively.

On March 31, 2014, SCCII exchanged all of the common stock of SpinCo for 2,358,065 shares of its preferred stock held by its stockholders, which was recorded as treasury stock at the book value of the investment SCCII had in SpinCo. The decrease in the undeclared dividend is due to the reduced quantity of preferred stock outstanding partially offset by continued compounding.

9. Common Stock

SunGard has nine classes of common stock, Class L and Class A-1 through A-8. Class L common stock has identical terms as Class A common stock except as follows:

•	Class L common stock has a liquidation preference: distributions by SunGard are first allocated to Class L common stock up to its $81 per share liquidation preference plus an amount sufficient to generate a rate of return of 13.5% per annum, compounded quarterly (“Class L Liquidation Preference”). All holders of Common stock, as a single class, share in any remaining distributions pro rata based on the number of outstanding shares of Common stock; and

•	each share of Class L common stock automatically converts into Class A common stock upon an initial public offering or other registration of the Class A common stock and is convertible into Class A common stock upon a majority vote of the holders of the outstanding Class L common stock upon a change in control or other realization events. If converted, each share of Class L common stock is convertible into one share of Class A common stock plus an additional number of shares of Class A common stock determined by dividing the Class L Liquidation Preference at the date of conversion by the adjusted market value of one share of Class A common stock as set forth in the certificate of incorporation of SunGard.

The following table provides a rollforward of the Class L common stock liquidation preference in aggregate and on a per share basis for the three years ended December 31, 2014. The annual increases to the amount of additional liquidation preference are due to compounding.

	Class L Liquidation Preference
	Aggregate (in millions)	Per-share
Balance at December 31, 2011	$5,383	$189.18
2012 additional liquidation preference	771	26.86

Balance at December 31, 2012	6,154	216.04
2013 additional liquidation preference	886	30.68

Balance at December 31, 2013	7,040	246.72
2014 additional liquidation preference	1,024	35.03

Balance at December 31, 2014	$8,064	$281.75

In the case of termination resulting from disability or death, an employee or his/her estate may exercise a put option which would require the Company to repurchase vested shares at the current fair market value. Accordingly, these common shares must be classified as temporary equity (between liabilities and equity) on the balance sheet of SunGard.

10. Stock Option and Award Plans and Stock-Based Compensation:

The SunGard 2005 Management Incentive Plan as amended from time to time (“Plan”) was established to provide long-term equity incentives. The Plan authorizes the issuance of equity subject to awards made under the Plan for up to 70 million shares of Class A common stock and 7 million shares of Class L common stock of SunGard and 2.5 million shares of preferred stock of SCCII.

Under the Plan, awards of time-based and performance-based options have been granted to purchase “Units” in the Parent Companies. Each “Unit” consisted of 1.3 shares of Class A common stock and 0.1444 shares of Class L common stock of SunGard and 0.05 shares of preferred stock of SCCII before the AS Split-Off and 0.038 shares of preferred stock of SCCII after the AS Split-Off. The shares comprising a Unit are in the same proportion as the shares issued to all stockholders of the Parent Companies. From 2005 to 2007, options for Units were granted. Options for Units cannot be separately exercised for the individual classes of stock. Beginning in late 2007, awards were composed of RSUs for Units and options to purchase Class A common stock in SunGard. Class A options were no longer granted after September 2010. Currently, RSUs and Appreciation Units (discussed below) are granted. All awards under the Plan are granted at fair market value on the date of grant.

As a result of the AS Split-Off, the proportion of preferred stock of SCCII included in each “Unit” of equity in the Parent Companies changed from 0.05 shares to 0.038 shares, while there was no change in the proportion of the Class A or Class L common stock of SunGard. Accordingly, post-split, a “Unit” consists of 1.3 shares of Class A common stock and 0.1444 shares of Class L common stock of SunGard and 0.038 shares of preferred stock of SCCII.

In conjunction with the AS Split-Off, SunGard and SCCII amended all outstanding share-based awards to comply with the existing anti-dilution provisions in the Plan and respective share-based award agreements. The anti-dilution provisions require modification of the share-based awards in certain circumstances in order to prevent enlargement or dilution of benefits intended to be made available under the Plan.

To comply with the requirement of the Plan, all outstanding options and other long-term incentive equity awards were modified to (i) maintain the ratio of the exercise or base price to the fair market value of the stock prior to the modification and (ii) increase the quantity granted to maintain the intrinsic value of the awards based on the Unit price and the SpinCo share price, as applicable. In addition, all outstanding share-based awards were modified such that employees remaining with SunGard would hold awards in SunGard only and employees of AS would hold awards in SpinCo only. In order to achieve this result, all outstanding awards held by employees of AS were converted immediately prior to the AS Split-Off into SpinCo Awards. There was no incremental stock-based compensation expense as a result of these modifications.

Time-based options and RSUs granted generally vest over four or five years with monthly or annual vesting depending on the timing of the grant. Performance-based options and RSUs are earned upon the attainment of certain annual earnings goals based on Adjusted EBITA (defined as operating income before amortization of acquisition-related intangible assets, stock compensation expense and certain other items) or Adjusted EBITDA (defined as operating income before amortization of acquisition-related intangible assets, stock compensation expense, depreciation and certain other items) targets for the Company, depending on the date of grant, during a specified performance period. For awards granted prior to May 2011, there were generally five annual performance periods, of which 2014 was the last performance period included. For awards granted after May 2011, the performance period is generally 12 months at the end of which a portion of what was earned vests and the remainder of what was earned vests monthly or annually generally over three years. Time-based and performance-based options can partially or fully vest upon a change of control and certain other termination events, subject to certain conditions, and expire ten years from the date of grant. Once vested, time-based and performance-based RSUs become payable in shares upon the first to occur of a change of control, separation from service without cause, or the date that is four or five years (ten years for certain performance-based RSUs) after the date of grant.

In 2013 and 2014, certain senior executives of the Company were granted Appreciation Units to be settled in stock. The Appreciation Units vesting terms are either market-based dependent upon the performance of the Company’s Unit price (“Performance-based”) or time-based. Performance-based Appreciation Units will vest only if the average value per Unit at each measurement date (as defined in the agreements) increases over a base Unit value specified in the agreements and may be subject to continued employment through June 1, 2017. Time-based Appreciation Units will vest in annual installments over a period of years as specified in the applicable award agreement, subject to continued employment. The Company determined the fair value of the Performance-based Appreciation Units using a Monte Carlo valuation model and will record the aggregate expense over the measurement period on a straight-line basis regardless of vesting, subject to continued employment, if applicable. Time-based Appreciation Units were valued using the Black-Scholes pricing model, and will be expensed over the service period on a straight-line basis.

In June 2014, in addition to granting RSUs subject to time-based vesting, the Company granted RSUs with market-based vesting dependent upon the performance of the Company’s Unit price in relation to predetermined Unit price thresholds (“Market-based”). Each threshold signifies a level of vesting with interpolation between levels. Vesting is subject to continued employment through June 1, 2017, the measurement date. The Company determined the fair value of the Market-based RSUs using a Monte Carlo valuation model and will record the aggregate expense of $26 million over the three-year service period on a straight-line basis regardless of vesting, subject to continued employment, as required by GAAP.

The total fair value of options that vested for 2012, 2013 and 2014 was $4 million, $2 million and $1 million, respectively. The total fair value of Appreciation Units that vested during 2013 and 2014 was $2 million and $1 million, respectively. The total fair value of RSUs that vested for the years 2012, 2013 and 2014 was $30 million, $41 million and $32 million, respectively. At December 31, 2013 and 2014, approximately 3.2 million and 3.1 million RSUs, respectively, were vested.

The assumptions used in valuing the Appreciation Units and the RSUs with market-based vesting follow:

	Year ended December 31, 2013		Year ended December 31, 2014
Award type	Appreciation Units		Appreciation Units	RSUs
Vesting terms	Market-based	Time-based	Market-based	Market-based
Valuation model	Monte-Carlo	Black-Scholes	Monte-Carlo	Monte-Carlo
Weighted-average fair value on date of grant	$5.45	$5.91	$6.51	$16.44
Assumptions used to calculate fair value:
Volatility	38%	38%	45%	45%
Risk-free interest rate	0.8%	0.8%	0.9%	0.8%
Expected term	4 years	4 years	3.2 years	3 years
Dividends	zero	zero	zero	zero

Since the Company is not publicly traded, the Company utilizes equity valuations based on (a) stock market valuations of public companies in comparable businesses, (b) recent transactions involving comparable companies and (c) a discounted cash flow analysis of the Company’s enterprise value. Significant assumptions used in the discounted cash flow analysis include the Company’s projected financial results, the discount rate and the terminal growth rate. The risk-free rate for periods within the contractual life of the Appreciation Unit or RSU is based on the U.S. Treasury zero-coupon yield curve in effect at the time of grant for maturities similar to those of the expected term. Expected volatilities are based on the observed volatilities from market comparisons of certain publicly traded companies and other factors. The expected term of Appreciation Units and Market-based RSUs granted is the period from grant date until distribution date as defined in the grant agreements. The expected dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future.

For 2012, 2013 and 2014, the Company included stock compensation expense in the Consolidated Statements of Income (Loss) as follows:

	2012	2013	2014
Cost of sales and direct operating expenses	$4	$5	$7
Sales, marketing and administration	23	29	30
Product development and maintenance	4	5	5

Stock compensation expense – continuing operations	31	39	42
Stock compensation expense – discontinued operations	7	7	2

Total stock compensation	$38	$46	$44

At December 31, 2014, there was approximately $1 million and $45 million of unearned non-cash stock-based compensation related to time-based options and RSUs, respectively, that the Company expects to record as expense over a weighted average of 1.9 and 3.0 years, respectively. Also, at December 31, 2014, there was approximately $15 million of unearned non-cash stock compensation related to Appreciation Units that the Company expects to record over 2.4 years. In addition, at December 31, 2014, there was approximately $0.2 million and $9 million of unearned non-cash stock-based compensation related to performance-based options and RSUs, respectively, that the Company could record as expense over a weighted average of 2.1 and 2.5 years, respectively, primarily depending on continued service. Included in the unrecognized expense related to performance award amounts above are approximately 39,000 option Units ($0.2 million) and 559,000 RSUs ($9 million) that were earned during 2012 through 2014, but that will vest monthly or annually during 2015 through 2017. For time-based options and RSUs, compensation expense is recorded on a straight-line basis over the requisite service period of four or five years. For performance-based options and RSUs, recognition of compensation expense starts when the achievement of financial performance goals becomes probable and is recorded over the remaining service period.

The following table summarizes option, RSU and Appreciation Unit activity during 2014:

	Units
	Options (in millions)	Weighted- Average Exercise Price	RSUs (in millions)	Weighted- Average Grant Date Fair Value	Appreciation Units (in millions)	Weighted- Average Base Unit Value	Class A Options (in millions)	Weighted- Average Exercise Price
Outstanding at December 31, 2013	14.8	$14.30	9.4	$20.59	4.6	$17.37	5.4	$1.72
Granted	—		3.1	19.09	0.5	17.44	—
Exercised / released	(0.9)	8.69	(1.3)	20.25	—		—
Canceled	(0.6)	15.26	(1.5)	17.62	(0.5)	17.34	(1.7)	1.40
Impact of SunGard awards modified	0.6	n/a	0.9	n/a	0.5	n/a	—
Impact of SpinCo awards modified	(1.8)	14.41	(1.6)	20.56	—		—

Outstanding at December 31, 2014	12.1	13.08	9.0	18.67	5.1	16.58	3.7	1.86

Included in the table above are 1.4 million option Units (weighted-average exercise price of $13.43), 0.5 million RSUs (weighted-average grant-date fair value of $19.87) and 1.0 million Class A options (weighted-average exercise price of $1.82) that have not vested and for which the performance period has ended. These options and RSUs may be canceled in the future. Also, approximately 1.7 million of the RSUs granted in 2014 are subject to Market-based vesting and may vest of up to 200% of the quantity granted based upon the stock price on the measurement date.

Shares available for grant under the Plan at December 31, 2014 were approximately 27.9 million shares of Class A common stock and 2.7 million shares of Class L common stock of SunGard and 0.8 million shares of preferred stock of SCCII.

The total intrinsic value of options exercised during the years 2012, 2013 and 2014 was $22 million, $4 million and $8 million, respectively.

Cash proceeds received by SunGard, including proceeds received by SCCII, from exercise of stock options were $0.2 million in 2012. Cash proceeds received by SunGard and SCCII from exercise of stock options in 2013 was not material. Cash proceeds received by SunGard, including proceeds received from SCCII, from purchases of stock were $0.5 million in 2014. No cash proceeds from exercise of stock options were received in 2014.

The tax benefit from options exercised during 2012, 2013 and 2014 was $7 million, $1 million and $3 million, respectively. The tax benefit from release of RSUs during each of 2012, 2013 and 2014 was $6 million. The tax benefit is realized by SunGard since SunGard files as a consolidated group which includes SCCII and SunGard.

The following table summarizes information as of December 31, 2014 concerning options for Units, Appreciation Units and options for Class A shares that have vested and that are expected to vest in the future:

	Vested and Expected to Vest			Exercisable
Exercise Price ($)	Quantity Outstanding (in millions)	Weighted- average Remaining Life (years)	Aggregate Intrinsic Value (in millions)	Quantity (in millions)	Weighted- average Remaining Life (years)	Aggregate Intrinsic Value (in millions)
Option Units
4.03	0.21	0.2	$3	0.21	0.2	$3
12.87-15.31	10.04	0.9	39	9.94	0.9	39
15.85-18.91	0.37	5.4	—	0.33	5.2	—

Appreciation Units
14.89-15.96	2.00	2.4	3	n/a

Options for Class A shares
0.21-0.44	1.00	4.9	—	0.98	4.9	—
1.41	0.17	3.9	—	0.17	3.9	—
2.22-3.06	1.50	3.3	—	1.50	3.3	—

11. Savings Plans:

The Company and its subsidiaries maintain savings and other defined contribution plans. Certain of these plans generally provide that employee contributions are matched with cash contributions by the Company subject to certain limitations including a limitation on the Company’s contributions to 4% of the employee’s compensation. Total expense for continuing operations under these plans aggregated $43 million in 2012, $45 million in 2013 and $51 million in 2014.

12. Income Taxes:

Income (loss) from continuing operations before income taxes for 2012, 2013 and 2014 consisted of the following (in millions):

	2012	2013	2014
U.S. operations	$(154)	$(31)	$(363)
Foreign operations	62	102	98

Total	$(92)	$71	$(265)

The continuing operations provision (benefit) for income taxes for 2012, 2013 and 2014 consisted of the following (in millions):

	2012	2013	2014
Current:
Federal	$(21)	$5	$1
State	4	9	4
Foreign	22	36	42

Total current	5	50	47

Deferred:
Federal	(27)	(13)	(122)
State	1	—	33
Foreign	(28)	(11)	(15)

Total deferred	(54)	(24)	(104)

Total	$(49)	$26	$(57)

Differences between income tax expense (benefit) at the expected U.S. federal statutory income tax rate of 35% and the Company’s continuing operations reported income tax (benefit) expense and effective tax rate for 2012, 2013 and 2014 were as follows (in millions):

	2012	2013	2014
Tax at federal statutory rate	$(32)	$25	$(93)
State income taxes, net of federal benefit	2	5	(10)
Foreign taxes, net of U.S. foreign tax credit (1)	(20)	1	1
Tax rate changes (2)	7	(1)	46
Nondeductible expenses	2	3	4
Change in uncertain tax positions (3)	10	1	2
Research and development credit	(1)	(9)	(6)
Domestic Production Activities Deduction	—	(1)	(1)
U.S. income taxes on non-U.S. unremitted earnings	(20)	4	(3)
Other, net	3	(2)	3

Total	$(49)	$26	$(57)

Effective income tax rate	53%	36%	22%

(1)	Includes foreign taxes, dividends, utilization of foreign tax credits, and the rate differential between U.S. and foreign countries, and the change in foreign valuation allowance, as described in more detail below. Also includes $6 million, $4 million and $3 million in 2012, 2013 and 2014, respectively, related to benefits of tax holidays in Tunisia and India which expire in 2017 and 2024, respectively.
(2)	Tax rate changes in 2014 includes an expense of $48 million due to changes in certain state deferred income tax rates, which are primarily driven by the change in the legal entity ownership of the SunGard trade name caused by the AS Split-Off.
(3)	The change in uncertain tax positions recorded in continuing operations was an expense of $10 million, $1 million and $2 million in 2012, 2013 and 2014, respectively, which reflects the offsetting benefits recorded in prepaid expenses and other current assets and deferred income and other taxes on the balance sheet. The balance is recorded in discontinued operations.

Deferred income taxes are recorded based upon differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and tax credit carryforwards. Deferred income tax assets and liabilities at December 31, 2013 and 2014 consisted of the following (in millions):

	December 31, 2013	December 31, 2014
Current:
Trade receivables and other current assets	$(2)	$—
Accrued expenses, net	28	17
Tax credit carryforwards	20	—
Other current	(11)	(5)

Total current deferred income tax asset (liability)	35	12
Valuation allowance	(5)	(4)
Net current deferred income tax asset (liability)	30	8

Less: amounts classified as related to discontinued operations	(13)	—

Net current deferred income tax asset (liability) – continuing operations	$17	$8

	December 31, 2013	December 31, 2014
Long-term:
Property and equipment	$1	$(2)
Intangible assets	(1,026)	(596)
Net operating loss carry-forwards	98	71
Stock compensation	62	55
U.S. income taxes on non-U.S. unremitted earnings	(24)	(13)
Other non-current	34	6
Other, net	(12)	15

Total long-term deferred income tax liability	(867)	(464)
Valuation allowance	(62)	(48)

Net long-term deferred income tax liability	(929)	(512)
Less: amounts classified as related to discontinued operations	282	—

Net long-term deferred income tax liability – continuing operations	$(647)	$(512)

The deferred income tax assets and liabilities include amounts classified as related to discontinued operations on the face of the financial statements for the year ended December 31, 2013.

As of December 31, 2014 the Company has net operating loss carryforwards, the tax effect of which is $71 million, which consist of $12 million for U.S. federal income tax purposes, $17 million for U.S. state income tax purposes and $42 million for foreign income tax purposes. The tax benefit recorded for net operating losses, net of valuation allowance, is $30 million, which consists of $6 million for U.S. federal income tax purposes, $2 million for U.S. state income tax purposes and $22 million for foreign income tax purposes. These tax loss carryforwards expire through 2034 and utilization is limited in certain jurisdictions. Some foreign losses have indefinite carryforward periods.

The valuation allowances of $67 million and $52 million at December 31, 2013 and 2014, respectively, were primarily related to federal, state and foreign net operating loss carryforwards that, in the judgment of management, are not more-likely-than-not to be realized.

A reconciliation of the beginning and ending balance of the valuation allowance follows (in millions):

	Continuing operations	Discontinued operations		Total
Balance at December 31, 2013	$41	$26		$67
Additions, net	12	1		13
Translation adjustments and other	(1)	(27	)(1)	(28)

Balance at December 31, 2014	$52	$—		$52

(1)	Translation adjustments and other for discontinued operations includes $27 million that was sold or removed as a result of the AS Split-Off in 2014.

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. In the fourth quarter of 2014 after weighing the positive and negative evidence required, the Company recorded a valuation allowance of $3 million against certain losses generated in France. These losses were larger than anticipated and exceeded the scheduled reversal of deferred tax liabilities. The tax benefit of the French losses totals $24 million at December 31, 2014 and have an indefinite carryover period. Based upon the level of historical taxable income, projections for future taxable income and the reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more-likely-than-not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2013 and 2014. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced or as the reversal of certain deferred tax liabilities continues.

A reconciliation of the beginning and ending amount of unrecognized tax benefits follows (in millions):

	2012	2013	2014
Balance at beginning of year	$22	$94	$99
Additions for tax positions of prior years	22	7	4
Reductions for tax positions of prior years	—	(5)	(3)
Additions for tax positions of current year	50	3	7
Settlements for tax positions of prior years	—	—	(3)

Balance at end of year	$94	$99	$104

As of December 31, 2014 the Company had unrecognized tax benefits and related accrued interest of approximately $104 million which, if recognized, would favorably affect the effective tax rate. Included in prepaid and other assets are amounts that would partially offset the impact on the effective tax rate. Increases in 2012 relate primarily to state income tax related matters. Included in the balance of unrecognized tax benefits is accrued interest and penalties, net of federal benefits of $4 million, $6 million and $8 million for 2012, 2013 and 2014, respectively. The Company recognizes interest and penalties in income tax expense.

As part of the AS Split-Off, SunGard entered into a tax sharing and disaffiliation agreement with AS that apportions responsibility for U.S. federal, state and local and foreign income and other taxes between the parties. See Note 15 for further information.

Tax years after 2006 remain open for examination by the Internal Revenue Service, although years 2007-2010 are effectively settled. The Internal Revenue Service recently completed its examination of tax years 2009 and 2010. In addition, French tax authorities have just begun an examination of the tax year 2012. SunGard entities in other jurisdictions are also under examination at December 31, 2014 and tax years after 2005 remain open for audit by various state, local and other foreign jurisdictions. The Company anticipates that it is reasonably possible that between $0 and $38 million of unrecognized tax benefits may be resolved within the next 12 months.

During the fourth quarter of 2012 as a result of debt refinancing activities, the Company reevaluated the earnings of all its foreign subsidiaries and those that could be expected to be permanently reinvested outside the U.S. The Company determined that certain of its foreign subsidiaries earnings are permanently reinvested. The recognition of U.S. income tax is required when earnings of the foreign subsidiaries are not considered permanently reinvested outside the U.S. As of December 31, 2013 and 2014, the Company provided a deferred income tax liability of approximately $24 million and $13 million, respectively for non-U.S. withholding and U.S. income taxes associated with the future repatriation of earnings for certain non-U.S. subsidiaries. The Company has not provided deferred taxes on approximately $94 million of undistributed earnings of non-U.S. subsidiaries at December 31, 2014. Quantification of the related deferred tax liability, if any, associated with permanently reinvested earnings is not practicable.

13. Employee Termination Benefits and Facility Closures:

The following table provides a rollforward of the liability balances for workforce reductions and facility closures for 2012, 2013 and 2014 (in millions):

	Workforce- related	Facilities	Total
Balance at December 31, 2011	$24	$5	$29
Expense related to 2012 actions	34	12	46
Paid	(31)	—	(31)
Other adjustments (1)	(4)	—	(4)

Balance at December 31, 2012	23	17	40
Expense related to 2013 actions	20	2	22
Paid	(23)	(3)	(26)
Other adjustments (1)	(6)	(1)	(7)

Balance at December 31, 2013	14	15	29
Expense related to 2014 actions	28 (2)	4	32	(3)
Paid	(26)	(6)	(32)
Other adjustments (1)	(4)	—	(4	)(3)

Balance at December 31, 2014	$12	$13	$25

(1)	The other adjustments rows in the table principally relate to changes in estimates from when the initial charge was recorded and also foreign currency translation adjustments.
(2)	During the three months ended September 30, 2014, the Company recorded a $17 million severance charge related to a workforce reduction plan to reduce headcount by approximately 3% of the total workforce.
(3)	The sum of the expense related to 2014 actions and other adjustments in 2014 is the net amount of expense related to employee termination benefits and facility closures and may include rounding (see Note 14).

The workforce related actions are expected to be paid out over the next 18 months (the majority within 12 months). The facilities accruals are for ongoing obligations to pay rent for vacant space and are net of sublease reserves. The lengths of these obligations vary by lease with the majority ending in 2019. The $13 million of facilities reserves is included in the future minimum rentals under operating leases (see Note 16).

14. Segment Information:

The Company has two reportable segments: FS and PS&E.

FS primarily serves financial services companies through a broad range of software solutions that process their investment and trading transactions. The principal purpose of most of these systems is to automate the many detailed processes associated with trading securities, managing investment portfolios and accounting for investment assets.

PS&E primarily provides software and processing solutions designed to meet the specialized needs of local, state and federal governments, public safety and justice agencies, public schools, utilities, non-profits and other public sector institutions.

In reporting our results, we categorize revenue into three categories:

•	Software revenue

•	SaaS and cloud revenue

•	Services revenue

The Company’s measure of segment profit or loss is Adjusted EBITDA. Management believes Adjusted EBITDA is an effective tool to measure the Company’s operating performance since it excludes non-cash items, including depreciation (which includes amortization of capitalized software), amortization of acquisition-related intangible assets, trade name and goodwill impairment charges and stock compensation expense, and certain variable charges including severance and facility closure costs, management fees paid to the Sponsors and certain other costs. Management uses Adjusted EBITDA extensively to measure the financial performance of SunGard and its reportable segments, and also to report the Company’s results to its board of directors. The Company uses a similar measure, as defined in its senior secured credit agreement, for purposes of computing its debt covenants.

The operating results for the years ended December 31, 2014, 2013 and 2012 for each segment follow (in millions):

	Year Ended December 31, 2014
	FS	PS&E	Sum of segments	Corporate (1)		Total
Software	$988	$138	$1,126	$—		$1,126
SaaS and cloud	1,040	37	1,077	—		1,077
Services	564	42	606	—		606

Total revenue	$2,592	$217	$2,809	$—		$2,809

Adjusted EBITDA	$742	$68	$810	$(45)		$765
Depreciation (2)	95	9	104	3		107
Amortization of acquisition-related intangible assets	129	7	136	—		136
Capital expenditures	131	10	141	2		143
Total assets	6,225	833	7,058	(547	)(7)	6,511

	Year Ended December 31, 2013
	FS		PS&E	Sum of segments	Corporate (1)		Total
Software	$987		$137	$1,124	$—		$1,124
SaaS and cloud	1,021		36	1,056	—		1,057
Services	543		37	580	—		580

Total revenue	$2,551	(2)	$210	$2,761	$—		$2,761

Adjusted EBITDA	$746	(2)	$66	$812	$(46)		$766
Depreciation (2)	95		7	102	2		104
Amortization of acquisition-related intangible assets	168		13	181	1		182
Capital expenditures	102		8	110	1		111
Total assets	5,956		780	6,736	3,042	(7)	9,778

	Year Ended December 31, 2012
	FS	PS&E	Sum of segments	Corporate (1)		Total
Software	$982	$135	$1,117	$—		$1,117
SaaS and cloud	1,051	33	1,084	—		1,084
Services	571	36	607	—		607

Total revenue	$2,604	$204	$2,808	$—		$2,808

Adjusted EBITDA	$727	$66	$793	$(44)		$749
Depreciation (2)	88	7	95	1		96
Amortization of acquisition-related intangible assets	199	17	216	1		217
Capital expenditures	88	7	95	2		97
Total assets	5,718	730	6,448	3,570	(7)	10,018

(1)	Corporate is included to reconcile each item to the total for the Company.

Reconciliation of Adjusted EBITDA to income (loss) from continuing operations before income taxes:

	Year Ended December 31,
	2012		2013		2014
Adjusted EBITDA (including corporate)	$749		$766		$765
Depreciation (3)	(96)		(104)		(107)
Amortization of acquisition-related intangible assets	(217)		(182)		(136)
Trade name impairment charge	—		—		(339)
Severance and facility closure costs	(42	)(4)	(17	)(5)	(27	)(6)
Stock compensation expense	(31)		(39)		(42)
Management fees	(9)		(8)		(9)
Other costs (included in operating income)	(6)		(12)		(19)
Interest expense, net	(359)		(325)		(290)
Loss on extinguishment of debt	(82)		(6)		(61)
Other income (expense)	1		(2)		—

Income (loss) from continuing operations before income taxes	$(92)		$71		$(265)

(2)	SunGard received approximately $12 million in proceeds related to a bankruptcy claim assigned and sold to a third party in the third quarter of 2013. The claim related to a FS customer that filed for Chapter 11 bankruptcy in January 2013. The amount of the claim represented previously reserved revenue, which now has been recognized, and a termination charge related to the customer contract.
(3)	Includes amortization of capitalized software.
(4)	Includes $27 million, $2 million and $1 million of severance in FS, PS&E and corporate, respectively. Also includes $12 million of lease exit costs in FS.
(5)	Includes $13 million and $1 million of severance in FS and corporate, respectively. Also includes $3 million of lease exit costs in FS.
(6)	Includes $22 million and $1 million of severance in FS and PS&E, respectively. Also includes $4 million of lease exit costs in FS.
(7)	Includes items that are eliminated in consolidation, trade name, deferred income taxes and the assets of the Company’s assets of discontinued operations.

Geographic Presence

The Company transacts business and has operations globally. The Company’s revenue by customer location follows (in millions):

	Year ended December 31,
	2012	2013	2014
United States	$1,733	$1,685	$1,712
International:
United Kingdom	171	170	182
Continental Europe	466	453	428
Asia/Pacific	253	261	280
Canada	89	85	90
Other	96	107	117

Subtotal – International	1,075	1,076	1,097

Total	$2,808	$2,761	$2,809

The Company’s property and equipment by geographic location follows (in millions):

	December 31, 2012	December 31, 2013	December 31, 2014
United States	$98	$92	$99
International:
United Kingdom	20	16	16
Continental Europe	16	17	15
Canada	1	1	—
Asia/Pacific	27	23	19
Other	3	3	3

Total	$165	$152	$152

15. Related Party Transactions:

Sponsor Transactions

SunGard is required to pay management fees to affiliates of the Sponsors in connection with management consulting services provided to SunGard and the Parent Companies. These services include financial, managerial and operational advice and implementation strategies for improving the operating, marketing and financial performance of SunGard and its subsidiaries. In March 2014, the Company and the Sponsors amended the management agreement to increase the management fee from 1% to 1.1% of quarterly Adjusted EBITDA for five of seven Sponsors and fixed payments of $50,000 per quarter for each of the two remaining Sponsors. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and goodwill and trade name impairments, further adjusted to exclude unusual items and other adjustments as defined in the management agreement, which is consistent with the Credit Agreement. Management fees are payable quarterly in arrears. In addition, these affiliates of the Sponsors may be entitled to additional fees in connection with certain financing, acquisition, disposition and change in control transactions. For the years ended December 31, 2012, 2013 and 2014, SunGard recorded $9 million, $8 million and $9 million, respectively, relating to management fees in Consolidated Statements of Income (Loss), of which $4 million and $3 million is included in other accrued expenses at December 31, 2013 and 2014, respectively. In addition, for the years ended December 31, 2012 and 2013, SunGard recorded $23 million and $4 million, respectively, relating to management fees in discontinued operations in the Consolidated Statements of Income (Loss).

During 2012, Goldman, Sachs & Co. and/or its respective affiliates received fees in connection with the March 2012 amendment and restatement of SunGard’s Credit Agreement, November 2012 Senior Subordinated Notes issuance and December 2012 amendment and restatement of SunGard’s Credit Agreement. In connection with these transactions, Goldman, Sachs & Co. was paid approximately $3 million.

During 2013 and 2014, Goldman, Sachs & Co. and/or its respective affiliates received fees of approximately $1 million and less than $1 million, respectively, in connection with the March 2013 and February 2014 amendments of SunGard’s Credit Agreement.

In addition to the amounts above, on March 31, 2014 the Company recorded approximately $15 million of management fees, which is included in income (loss) from discontinued operations, as provided in the Management Agreement for services rendered in connection with the issuance of the $1.025 billion SpinCo Term Loan and $425 million of SpinCo Notes. Also during the first quarter of 2014, the Company recorded approximately $1 million of management fees which is included in income (loss) from discontinued operations resulting from the sale of two FS businesses.

AS Transactions

In connection with the AS Split-Off, the following agreements, among others, were entered into on March 31, 2014:

(i) a Trademark License Agreement (the “Trademark License Agreement”) between a wholly-owned subsidiary of SunGard that owns the trademark “SunGard” and SpinCo. The Trademark License Agreement sets forth the terms under which SpinCo and its affiliates are permitted to use the mark “SUNGARD AVAILABILITY SERVICES.” During the first two years following the AS Split-Off, the use of the licensed mark is royalty free. In years 3 through 5, SpinCo will pay a royalty payment of 0.30% of their worldwide revenue, subject to certain exceptions. In years 6 and 7, the royalty will be reduced to 0.15% and 0.075%, respectively. Following year 7, SpinCo will have a perpetual, royalty-free license to use the mark going forward assuming they maintain compliance with the Trademark License Agreement;

(ii) a Transition Services Agreement (“TSA”) whereby SunGard agreed to provide certain transitional and administrative support services, including employee benefits services, to AS and AS agreed to provide transitional and administrative support services to SunGard generally for up to twelve months. At December 31, 2014, the Company had recorded approximately $2 million of accounts receivable from AS under the TSA;

(iii) a Global Master Services Agreement (“GMSA”) replaced the existing agreements under which AS provides certain availability services, managed services, and recovery services to SunGard. SunGard agreed to spend a minimum of approximately $66 million under the GMSA for the period from the AS Split-Off through March 31, 2016. For the nine months ended December 31, 2014, the Company incurred expenses of $25 million for services provided under the GMSA, substantially all of which is included in cost of sales and direct operating expenses in the consolidated statement of comprehensive income (loss). At December 31, 2014, the Company had recorded approximately $1 million of accounts receivable, $4 million of accounts payable, and a $1 million prepaid maintenance contract related to AS under the GMSA; and

(iv) a Tax Sharing and Disaffiliation Agreement (the “Agreement”) between the Company and SpinCo. Pursuant to the Agreement, the parties allocated responsibility for U.S. federal, state and local, and foreign income and other taxes relating to taxable periods before and after the AS Split-Off, and provided for computation and apportionment of tax liabilities and tax benefits between the parties. AS is generally responsible for all taxes attributable to the AS business for periods subsequent to the AS Split-Off and non-income related taxes attributable to the AS business for any taxable period before and after the date of the AS Split-Off. The Company retains responsibility for U.S. federal, state and local, and foreign income taxes for periods ending on or before the date of the AS Split-Off and has recorded a related $3 million liability payable to AS at December 31, 2014.

In addition, during the nine months ended December 31, 2014, AS purchased certain data center outsourcing services and treasury products from FS, for which FS recognized approximately $2 million of revenue.

16. Commitments, Contingencies and Guarantees:

The Company leases a substantial portion of its computer equipment and facilities under operating leases. The Company’s leases are generally non-cancelable or cancelable only upon payment of cancellation fees. All lease payments are based on the passage of time, but include, in some cases, payments for insurance, maintenance and property taxes. There are no bargain purchase options on operating leases at favorable terms, but most facility leases have one or more renewal options and have either fixed or Consumer Price Index escalation clauses. Certain facility leases include an annual escalation for increases in utilities and property taxes. In addition, certain facility leases are subject to restoration clauses, whereby the facility may need to be restored to its original condition upon termination of the lease. There were a combined $10 million of restoration liabilities included in accrued expenses and other long term liabilities at December 31, 2014.

Future minimum rentals and sublease income under operating leases with initial or remaining non-cancelable lease terms in excess of one year for continuing operations at December 31, 2014 follow (in millions):

	Future minimum rentals	Future minimum sublease rental income
2015	$62	$5
2016	56	5
2017	45	5
2018	33	4
2019	14	—
Thereafter	21	—

	$231	$19

Rent expense from continuing operations aggregated to $69 million in 2012, $62 million in 2013 and $58 million in 2014. Sublease income was $3 million, $5 million and $6 million in 2012, 2013 and 2014, respectively. At December 31, 2014, the Company had unconditional purchase obligations of approximately $123 million which includes the amounts due under the GMSA (see Note 15) and $19 million of outstanding letters of credit and bid bonds issued primarily as security for performance under certain customer contracts.

In the event that the management agreement described in Note 15 is terminated by the Sponsors (or their affiliates) or SunGard and its Parent Companies, the Sponsors (or their affiliates) will receive a lump sum payment equal to the present value of the annual management fees that would have been payable for the remainder of the term of the management agreement. The initial term of the management agreement is ten years, and it extends annually for one year unless the Sponsors (or their affiliates) or SunGard and its Parent Companies provide notice to the other. The initial ten year term expires August 11, 2015.

The Company is presently a party to certain lawsuits arising in the ordinary course of its business. In the opinion of management, none of its current legal proceedings are expected to have a material impact on the Company’s business or financial results. The Company’s customer contracts generally include typical indemnification of customers, primarily for intellectual property infringement claims. Liabilities in connection with such obligations have not been material.

The Company has had patent infringement lawsuits filed against it or certain of its customers claiming that certain of its products infringe the intellectual property rights of others. Adverse results in these lawsuits may include awards of substantial monetary damages, costly royalty or licensing agreements, or limitations on the Company’s ability to offer certain features, functionalities, products, or services, and may also cause the Company to change its business practices, and require development of non-infringing products or technologies, which could result in a loss of revenues and otherwise harm the Company’s business. Also, certain agreements with previously owned businesses of the Company require indemnification to the new owners for certain matters as part of the sale of those businesses. At December 31, 2014, the Company does not have any significant accruals related to patent indemnification or infringement claims.

The Company evaluates, on a regular basis, developments in its legal matters. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred, and the amount can be reasonably estimated.

With respect to any current legal proceedings or claims pending against the Company for which it has not made an accrual, but for which it is reasonably possible that a loss may occur, the Company is unable to estimate a range of loss due to various reasons, including, among others: (1) that the proceedings are in early stages, (2) that there is uncertainty as to the outcome of pending appeals, motions, or settlements, (3) that there are significant factual issues to be resolved, and (4) that there are novel legal issues presented. Such legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond the Company’s control. Based on current knowledge, the Company believes that the final outcome of the matters discussed above will not, individually or in the aggregate, have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. While the Company intends to vigorously defend these matters, in light of the uncertainties involved in such matters, there exists the possibility of adverse outcomes, and the final outcome of a particular matter could have a material adverse effect on results of operations or cash flows in a particular period.

The Company has recorded a reserve for unrecognized tax benefits and related accrued interest for certain matters. Also, the Company is under examination in various federal, state and local and foreign jurisdictions related to income and non-income tax matters. Based on current knowledge, the Company believes that resolution of these matters, giving recognition to the reserve for unrecognized tax benefits, will not have a materially adverse impact on its business, consolidated financial position, results of operations or cash flows.

The State of Delaware, Department of Finance, Division of Revenue (Unclaimed Property) and nine other states are currently conducting a joint examination of the books and records of certain wholly owned subsidiaries of the Company to determine compliance with the unclaimed property laws. Additionally, the Company has entered into voluntary disclosure agreements to address the potential unclaimed property exposure for certain entities not included in the scope of the ongoing unclaimed property examination. The potential exposure related to the examination and the voluntary disclosure programs is not currently determinable.

17. Quarterly Financial Data (unaudited):

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
2013
Revenue	$639		$672		$678		$772
Gross profit (excluding items described in Note 1) (1)	372		414		427		503
Income (loss) before income taxes	(52)		10	(2)	29	(2)(3)	84	(2)
Income (loss) from continuing operations	(35)		5	(2)	22	(2)(3)	53	(2)
Income (loss) from discontinued operations	(12)		10		1		18
Net income (loss)	(47)		15	(2)	23	(2)(3)	71	(2)
Net income (loss) attributable to SunGard	(72)		(32	)(2)	(26	)(2)(3)	23	(2)
2014
Revenue	$653		$673		$691		$792
Gross profit (excluding items described in Note 1) (1)	384		400		411		516
Income (loss) before income taxes	(424	)(4)	5		22	(5)	132
Income (loss) from continuing operations	(323	)(4)	3		11	(5)	101
Income (loss) from discontinued operations	(17)		—		—		3
Net income (loss)	(340	)(4)	3		11	(5)	104
Net income (loss) attributable to SunGard	(390	)(4)	(37)		(31	)(5)	62

(1)	Gross profit equals revenue less cost of sales and direct operating expenses.
(2)	During the second quarter of 2013, the Company completed a review of its accounting practices related to vacation pay obligations. In countries where the vacation policy stipulated that vacation days earned in the current year must be used in that same year, the Company adjusted its quarterly estimate of accrued vacation costs to better match expense recognition with amounts payable to employees when leaving the Company. The impact of the change in estimate was an aggregate decrease to costs and expenses of $10 million in the quarter ended June 30, 2013. The impact of this change was negligible for the full year since the balance would have naturally reversed, with a substantial majority of that reversal occurring during the fourth quarter.

(3)	SunGard received approximately $12 million in proceeds related to a bankruptcy claim assigned and sold to a third party in the third quarter of 2013. The claim related to an FS customer that filed for Chapter 11 bankruptcy in January 2013. The amount of the claim represented previously reserved revenue, which now has been recognized, and a termination charge related to the customer contract.
(4)	Includes a $339 million impairment charge of the trade name asset (see Note 1 of Notes to Consolidated Financial Statements) and a $61 million loss on extinguishment of debt (see Note 5 of Notes to Consolidated Financial Statements).
(5)	During the three months ended September 30, 2014, the Company recorded a $17 million severance charge related to a workforce reduction plan to reduce headcount by approximately 3% of the total workforce.

All of the previously-issued interim financial statements included in Quarterly Reports on Form 10-Q for 2014 included an error in the Condensed Consolidated Statements of Comprehensive Income (Loss) related to the removal of the cumulative foreign currency translation loss associated with the AS businesses that were split-off on March 31, 2014. The removal of the cumulative foreign currency translation loss was reflected in both the Condensed Consolidated Statements of Comprehensive Income (Loss) and the rollforwards of stockholders’ equity included in the notes to the condensed consolidated financial statements in each of the Quarterly Reports. However, the inclusion of this item in the 2014 Condensed Consolidated Statements of Comprehensive Income (Loss) was not appropriate since it relates to the distribution of the AS businesses to our owners and should have been excluded from the 2014 Other Comprehensive Income according to GAAP. Management does not believe the error is material to any of the previously-issued financial statements. The table below shows the impact of the correction of this error for each period. These revisions will also be reflected in the Company’s 2015 quarterly filings.

The following table presents the amounts as originally reported and as revised (in millions):

	Three Months Ended March 31, 2014		Six Months Ended June 30, 2014		Nine Months Ended September 30, 2014
	As reported	As revised	As reported	As revised	As reported	As revised
Other Comprehensive Income (Loss)	$(57)	$25	$(63)	$19	$(110)	$(35)
Comprehensive Income (Loss)	(397)	(315)	(400)	(318)	(436)	(361)
Comprehensive Income (Loss) attributable to SunGard	(447)	(365)	(490)	(408)	(568)	(493)

18. Supplemental Cash Flow Information:

Supplemental cash flow information for 2012, 2013 and 2014 follows (in millions):

	Year ended December 31,
	2012	2013	2014
Supplemental information:
Acquired businesses:
Property and equipment	$—	$—	$—
Software products	12	1	3
Customer base	12	—	1
Goodwill	28	1	—
Other assets	1	—	—
Deferred income taxes	(3)	—	—
Purchase price obligations and debt assumed	1	—	—
Net current assets (liabilities) assumed	(11)	—	—

Cash paid for acquired businesses, net of cash acquired of $2 million and $—million and $—million, respectively	$40	$2	$4

19. SunGard’s Holding Company Status

SunGard owns all of the common stock of SunGard Capital Corp. II, which owns all of the outstanding stock of SDS through a series of holding companies. The consolidated assets of SDS were $9,774 million and $6,507 million at December 31, 2013 and 2014, respectively.

On a standalone basis, SunGard has no material assets or operations other than its ownership in SunGard Capital Corp. II and its subsidiaries. Due to the agreements governing SDS’s indebtedness, there are restrictions on SunGard’s ability to obtain funds from SDS or any of its subsidiaries through dividends, loans or advances. Substantially all of the revenues, operating cash flows, and net assets of the Company as reported in the Company’s consolidated financial statements exist at the subsidiary level and are subject to these restrictions.